EXHIBIT 2.2

DATED 13 JANUARY, 2016
(1) ROBERT ANDREW PHILLIPS AND OTHERS (2) ULTRALIFE UK LIMITED
SHARE PURCHASE AGREEMENT relating to ACCUTRONICS LIMITED

1. Definitions and interpretation	1
2. Sale and purchase of the Shares	10
3. Consideration	11
4. Adjustment of Consideration	11
5. Completion	11
6. Warranties and indemnities	12
7. Tax	13
8. Restrictions on the WARRANTORS	13
9. Further undertakings and obligations of the Sellers	14
10. Confidential Information	16
11. Announcements	16
12. Assignment and successors in title	16
13. Third party rights	17
14. The Sellers' Representative	17
15. Notices	17
16. General	17
17. Governing law	18
schedule 1 - Sellers	20
schedule 2 - The Company	21
schedule 3 - Completion	23
schedule 4 - General Warranties	25
schedule 5 - Limitations on Sellers' liability	52
schedule 6 - Taxation	55
Part 1– Definitions and interpretation	55
Part 2 – Tax Covenant	58
Part 3 – Tax Warranties	65
schedule 7 - Property	73
Part 1 – Leasehold	73
Part 2 – The Property Warranties	74
schedule 8 - Company Intellectual Property	77
Part 1 – Registered IPR	77
Part 2 – Unregistered Company Intellectual Property	78
Part 3 – Intellectual Property Agreements	78
Part 4 – Domain names	79
schedule 9 - Completion Accounts	81
Part 1 – Preparation and procedure	81
Part 2 – Specific accounting policies and procedures for the Completion Accounts	82
Part 3 – Pro-Forma Working Capital Statement	83
Part 4 – Pro-Forma Net Indebtedness Statement	83
Part 5 – Permitted Payments	84

DATE 13 January , 2016

PARTIES

(1)	THE PERSONS whose names and addresses are set out in schedule 1 (the Sellers); and
(2)	ULTRALIFE UK LIMITED, a company incorporated and registered in England and Wales (company number 9907168), whose registered office is at One Eleven, Edmund Street, Birmingham B3 2HJ (the Buyer).

IT IS AGREED

1.	Definitions and interpretation
1.1	In this Agreement the following definitions will apply:

Accounting Practice

the practice of preparing accounts in compliance with all applicable laws and accounting conventions, principles and practices generally accepted in the United Kingdom as at the date of this Agreement required to be used in the preparation of accounts which are intended to show a true and fair view as required by the Act but restricting the accounting treatment to United Kingdom accounting standards as specified in Financial Reporting Standards, Statements of Standard Accounting Practice and Abstracts of Recommended Practice issued by the Urgent Issues Task Force;

Accounts

the audited financial statements of the Company for the period ended on the Accounts Date, comprising the audited balance sheet and audited profit and loss account together with the notes and cashflow statement relating to them and the directors' and auditors' reports on them;

Accounts Date

31 August 2015;

Accounts Treatment

the accounting policies, principles, practices, procedures, judgments, categorisations, estimations and techniques used by the Company in the preparation of the Accounts;

Act

the Companies Act 2006;

Agreed Form

any document in a form agreed between the Parties and, for the purpose of identification only, signed or initialled by or on behalf of each of them;

Agreement

the Share Purchase Agreement related to Accutronics Limited between the Parties dated as of the Effective Date

Auditors

Dains LLP of 15 Colmore Row, Birmingham B3 2BH;

Business Day

any day (other than a Saturday, Sunday or public holiday) during which banks in London are open for normal business;

Buyer's Accountants

RSM, St. Phillip’s Point, Temple Row, Birmingham, West Midlands B2 5AF;

Buyer's Solicitors

Gateley Plc of One Eleven, Edmund Street, Birmingham B3 2HJ;

Cash

the amount in pounds sterling which is the aggregate of the following:

(a)	to the extent only that any of the same are immediately available for withdrawal or otherwise immediately available to the Company, all deposits of the Company with any bank as at close of business on the Completion Accounts Date but excluding any and all cash held in bank accounts located otherwise than in the United Kingdom;
(b)	to the extent only that any of the same are immediately available for withdrawal or otherwise immediately available to the Company, cleared cash balances, liquid funds and other equivalents of the Company with any bank or financial institution as at close of business on the Completion Accounts Date but excluding any and all cash held in bank accounts located otherwise than in the United Kingdom;
(c)	cash in transit at close of business on the Completion Accounts Date receivable by the Company and cheques and other lodgements received or paid into any bank account of the Company on or before close of business on the Completion Accounts Date and, in each case, which clear after close of business on the Completion Accounts Date; and
(d)	petty cash/cash in hand of the Company as at close of business on the Completion Accounts Date;

less:

(e)	cash in transit as at close of business on the Completion Accounts Date paid out by the Company and cheques issued on or before the Completion Accounts Date by the Company which are to be cleared through the bank accounts of the Company after close of business on the Completion Accounts Date, in each case as recorded in the cash book of the Company as shall be shown in the Completion Accounts and, for the avoidance of doubt:

(i)	any item falling within more than one of paragraphs (a) to (d) of this definition shall only be included once in the calculation of Cash; and
(ii)	Cash shall exclude any item that is to be included in the calculation of Working Capital in accordance with schedule 9;

Claim

any one or more claims made by the Buyer for breach of a General Warranty (save for the Warranties at paragraph 38 of schedule 4) or a Property Warranty;

Company

Accutronics Limited further details of which are set out in schedule 2;

Company Intellectual Property

all Intellectual Property which is used in the conduct of the Company's business at the date of this Agreement, including those items set out in schedule 8;

Completion

completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Accounts

the accounts stating the amount of the Working Capital and the Net Indebtedness prepared in accordance with schedule 9;

Completion Accounts Date

31 December 2015;

Completion Date

the date on which Completion occurs pursuant to clause 3;

Computer Equipment

all computer hardware owned by the Company and/or used in the Company's business including all disks, disk drives, display screens, keyboards, printers, microprocessors (whether embedded in a computer or any other piece of equipment), associated and peripheral equipment and firmware and any other items that connect with any or all of them, together with all relevant technical documentation;

Computer Software

all computer software owned by the Company and/or used in the Company's business, including all executable versions of computer programs in both source and object code form, all operating systems software comprised in the Computer Equipment and all application software and all other software owned and/or used by the Company or which by virtue of the Company's interest in the Computer Equipment, or in software owned and/or used by the Company, the Company is entitled to have or use or is capable of having or using;

Computer Systems

the Computer Software and the Computer Equipment;

Confidential Information

all or any information of a secret or proprietary or confidential nature (however stored) and not publicly known which is owned by the Company or which is used in or otherwise relates to the business, customers or financial or other affairs of the Company, including information relating to:

(a)	the business methods, technical processes, corporate plans, management systems, finances, new business opportunities or development projects of the Company;
(b)	the marketing or sales of any past or present or future products, goods or services of the Company including customer and supplier names and lists and other details of customers, suppliers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials;
(c)	future projects, business development or planning, commercial relationships and negotiations;
(d)	any trade secrets or other information relating to the provision of any product or service of the Company;
(e)	the Company Intellectual Property; or
(f)	lists of employees and details of remuneration and benefits paid to those employees;

Consideration

the aggregate consideration for the Shares to be paid or satisfied in accordance with clause 3;

Critical Person

any person who is or was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or Confidential Information or knowledge of, or influence over the clients, customers or suppliers of the Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company;

CTA 2010

the Corporation Tax Act 2010;

Customer

any person who is or was at any time during the Relevant Period a client or customer of the Company for the sale or supply of Products or Services;

Data Protection Legislation

any and all data protection and privacy legislation in force from time to time in those parts of the world in which the Company operates and/or processes personal data (either directly or via a third party) including the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003;

Disclosed

fully, fairly and accurately disclosed in the Disclosure Letter (and not elsewhere) in such manner and with sufficient detail and clarity to enable the Buyer to assess the scope, nature and impact of the matter disclosed;

Disclosure Documents

the two identical bundles of documents (as listed in the schedule to the Disclosure Letter) in the Agreed Form;

Disclosure Letter

the letter in the Agreed Form with the same date as this Agreement from the Sellers to the Buyer relating to the Warranties;

Distance Selling Legislation

any and all distance selling legislation in force from time to time in those parts of the world in which the Company operates including the Consumer Contracts (Information, Cancellation and Additional Charges) Regulations 2013;

Draft Completion Accounts

a draft of the Completion Accounts prepared in accordance with schedule 9;

E-Commerce Legislation

any and all e-commerce legislation in force from time to time in those parts of the world in which the Company operates including the Electronic Commerce (EC Directive) Regulations 2002;

Effective Date

the date of this Agreement;

Encumbrance

any mortgage, charge (fixed or floating), pledge, lien, option, hypothecation, restriction, right to acquire, right of pre-emption or interest (legal or equitable) including any assignment by way of security, reservation of title, guarantee, trust, right of set off or other third party right or any other security interest having a similar effect howsoever arising;

Environmental Laws

all statutes, rules, regulations, statutory instruments, treaties, directives, directions, by-laws, codes of practice, circulars, guidance notes, orders, notices, demands or injunctions of any governmental authority or agency or any regulatory or other body, or any common law duty of care in any jurisdiction in relation to Environmental Matters;

Environmental Licences

every licence, registration, permit, authorisation, approval, consent or like matter relating to Environmental Matters which is necessary in connection with the commencement and continuation of the use of any Property or any process or activity carried on at any Property, including any conditions or limitations imposed on, or any subsequent amendment or alteration made to, any such licence, registration, permit, authorisation, approval or consent;

Environmental Matters

any of the following:

(a)	the release, emission, entry or introduction of any Relevant Substance into the air including the air within buildings and other natural or man-made structures, whether above or below ground;
(b)	the discharge, release or entry of any Relevant Substance into water (whether natural or artificial, above or below ground) including into any river, water course, lake, loch, pond or reservoir or the surface of the river bed or of other land supporting such waters, ground waters (as defined in section 1(12) of the EPA), sewer or the sea;
(c)	the release, deposit, keeping or disposal of any Relevant Substance in or on land, whether or not covered by the sea or other waters;
(d)	the deposit, disposal, keeping, treatment, importation, exportation, transportation, handling, processing, manufacture, collection, sorting or presence of any Relevant Substance;
(e)	any deposit, disposal, keeping, treatment, importation, production or carrying of any waste, including any substance which constitutes scrap material or any effluent or other unwanted surplus substance arising from the application of any process or activity (including making it re-usable or re-claiming substances from it) and any substance or article which requires to be disposed of as being broken, worn out, contaminated or otherwise spoiled;
(f)	nuisance, noise, defective premises, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems, the conservation, preservation and protection of the natural or built environment or of man or any living organisms supported by the environment; or
(g)	any other matter whatsoever affecting the environment or any part of it;

EPA

the Environmental Protection Act 1990;

Estimated Net Indebtedness

£0;

Estimated Working Capital

£1,641,000;

General Warranties

the statements in schedule 4 and clause 6.10;

Health & Safety Laws

all applicable statutes, statutory legislation, common law, treaties, regulations, directives, codes of practice and guidance notes (which have legal effect) in force from time to time concerning the health and safety of those who work for the Company whether as employees or otherwise, or are in any way affected by the activities of the Company or by persons working for or on behalf of the Company;

Health & Safety Matters

any matters relating to the Company which arise under Health & Safety Laws;

Indebtedness

the aggregate of any indebtedness of the Company outstanding as at close of business on the Completion Accounts Date (calculated or referred to in pounds sterling), including indebtedness for borrowed monies of the Company to banks, providers of finance, other financial institutions, the Sellers or any third party (whether by way of overdraft, loan, bond, forward sale or purchase agreement or any other transaction having the commercial effect of borrowing and including all outstanding or accrued or due interest thereon including any termination or repayment-related fees), including:

(a)	any bank debt, including any debit balances on any bank accounts, (whether or not then due for repayment) gross of unamortised legal or other expenses in respect of such debt;
(b)	any amount raised by the Company by acceptance under any acceptance credit facility;
(c)	any amount raised by the Company pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	any amounts owed by the Company under any finance leases, hire, rental, hire purchase, credit sale or other conditional purchase or lease of assets agreements together with interest and related charges (excluding operating and property leases);
(e)	any corporation tax (or equivalent) accruals in respect of profits generated by the Company up to the close of business on the Completion Accounts Date, or interest accruals of the Company (excluding deferred tax);
(f)	any accrued and/or unpaid contractual, discretionary or otherwise bonus, whether related to a sale of the Company or otherwise howsoever payable to employees or consultants of the Company or any of them;
(g)	any outstanding amount owing to any Seller or any person connected with any Seller on any account whatsoever;
(h)	any and all unpaid transaction costs in connection with the sale of the Shares in accordance with this Agreement; and
(i)	any and all deferred income,
(j)	but excluding:
(k)	any Indebtedness that is to be included in the calculation of Working Capital in accordance with schedule 9, as derived from the Completion Accounts;

Initial Consideration

£7,575,000;

Intellectual Property

all intellectual property rights, including:

(a)	patents, registered and unregistered trade and service marks, business names, domain names, copyright, rights in designs, rights in inventions, database rights and topography rights (whether or not registered);
(b)	applications for any of the rights in (a) above, together with the right to apply for registration of such rights;
(c)	know-how, trade secrets, confidential information, technical information, customer and supplier lists and any other proprietary knowledge and/or information of whatever nature and howsoever arising, together with any rights or types of protection of the same or of a similar nature to those listed in (a), (b) or (c) which may subsist anywhere in the world and in each case for their full term and/or effect;

Intellectual Property Agreement

any licence, consent or permission to use any Intellectual Property (including any unwritten or informal arrangement) including those set out in part 3 of schedule 8;

Losses

any losses (including loss of profits, loss of reputation and consequential losses), claims, judgments, costs (including costs of enforcement and legal costs), damages, awards, charges, demands, proceedings, penalties, fines, expenses and/or any other liabilities incurred or sustained, or which may, directly or indirectly, be incurred or sustained;

<name redacted>

<name redacted>

Management Accounts

the unaudited balance sheet and profit and loss account and cashflow statement of the Company for the 15 month period ended on the Management Accounts Date;

Management Accounts Date

30 November 2015;

Net Indebtedness

Indebtedness less Cash, as calculated and agreed or determined in accordance with schedule 9 and as set out in the Net Indebtedness Statement forming part of the Completion Accounts;

Net Indebtedness Statement

has the meaning given in schedule 9;

Parties

the parties to this Agreement, and Party shall be consulted accordingly, and both terms shall be interpreted in accordance with clause 1.2.6;

Pension Scheme

the group personal pension scheme administered by Royal London;

Permitted Payments

any payments made by the Company to the Sellers or any of them since the Completion Accounts Date and which are included in the list of permitted payments set out in part 5 of Schedule 9;

Products or Services

products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company within the Relevant Period;

Prohibited Activities

the business of the Company as undertaken by the Company during the Relevant Period;

Properties

all the leasehold properties owned or occupied by the Company, brief details of which are set out in part 1 of schedule 7 and each of them a Property;

Property Warranties

the statements in part 2 of schedule 7;

Recognised Investment Exchange

has the meaning given in section 285(1) Financial Services and Markets Act 2000;

Records

together:

(a)	accounts, books, ledgers, financial and other records of whatsoever kind of the Company, including all documentation relating to the contracts and employees of the Company, all invoices and other records required for VAT purposes, tax records and all lists of customers and suppliers of the Company in each case however stored and howsoever connected to the Company and the Computer Systems; and
(b)	all technical and sales material of the Company, including plans, technical and sales publications, designs, drawings and any negatives, blocks, plates and other similar material;

Relevant Period

the period of 12 months immediately prior to Completion;

Relevant Substance

any hazardous, dangerous, toxic, poisonous, noxious, offensive, radioactive, flammable, explosive, infectious or polluting substance, including asbestos, polychlorinated biphenyls or terphenyls (PCBs or PCTs), petroleum (including crude oil any fractions of crude oil and any petroleum produce and distillates), radon gas, batteries and any other substance or waste described or listed in or pursuant to any Environmental Laws as hazardous, dangerous, special, toxic, radioactive, noxious or offensive and any other substance which is included under or regulated by or pursuant to any Environmental Laws relating to matters which come within the scope of the definition of Environmental Matters or anything made using any of those substances;

Restricted Territory

any territory in which the Company has carried on business during the Relevant Period;

Sellers' Accountants

Dains LLP of 15 Colmore Row, Birmingham, B3 2BH;

Sellers' Representative

George Green LLP of 195 High Street, Cradley Heath, West Midlands B64 5HW (reference PRB);

Sellers' Solicitors

George Green LLP of 195 High Street, Cradley Heath, West Midlands B64 5HW;

Shares

75,000 A ordinary shares of £1 each and 179,453 ordinary shares of £1 each, in the capital of the Company, comprising the whole of the share capital of the Company;

Specific Accounting Policies

the specific accounting policies, principles, practices, procedures, judgments, categorisations, estimations and techniques set out in part 2 of schedule 9;

Tax

has the meaning given in schedule 6;

Tax Authority

has the meaning given in schedule 6;

Tax Claim

has the meaning given in schedule 6;

Tax Covenant

the covenants relating to Tax contained in part 2 of schedule 6;

Tax Warranties

the statements in part 3 of schedule 6;

TCGA 1992

the Taxation of Chargeable Gains Act 1992;

Technical Information

all data, formulae, techniques, trade secrets, expertise, proprietary knowledge, know-how, designs, drawings, recipes, specifications, instructional materials and other such information, of whatever nature, used by the Company in connection with its business;

UKLA

the United Kingdom Listing Authority or any other competent authority for the time being for the purposes of Part VI Financial Services and Markets Act 2000;

VAT

value added tax within the meaning of the VATA;

VATA

the Value Added Tax Act 1994;

Warranties

the General Warranties, the Tax Warranties and the Property Warranties and references to Warranty shall be construed accordingly;

Warrantors

Robert Phillips and Michael Allen;

Working Capital

the working capital of the Company at the Completion Accounts Date, being a sterling sum equal to the aggregate of all those line items included within the Pro-forma Working Capital Statement set out in part 3 of schedule 9 as calculated and agreed or determined in accordance with schedule 9 and as set out in the Working Capital Statement forming part of the Completion Accounts;

Working Capital Statement

has the meaning given in schedule 9.

1.2	In this Agreement, a reference to:
1.2.1	a clause or schedule is, unless otherwise stated, a reference to a clause of, or a schedule to, this Agreement;
1.2.2	a paragraph is, unless otherwise stated, a reference to a paragraph of a schedule;
1.2.3	a statutory provision includes a reference to that statutory provision as replaced, modified or re-enacted from time to time and any subordinate legislation made under that statutory provision from time to time, in each case whether before or after the date of this Agreement provided that, as between the Parties, no such replacement, modification or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;
1.2.4	a "subsidiary" includes a reference to a "subsidiary" and a "subsidiary undertaking" (each as defined in the Act) and a reference to a "holding company" includes a reference to a "holding company" and a "parent undertaking" (each as defined in the Act);
1.2.5	a person includes a reference to an individual, body corporate, association, government, state, agency of state or any undertaking (whether or not having a legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);
1.2.6	a Party means a party to this Agreement and includes its permitted assignees and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his estate and personal representatives;
1.2.7	a company (other than the "Company") shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;
1.2.8	writing includes, subject to clause 15.3, any mode of reproducing words in a legible and non-transitory form; and
1.2.9	this Agreement or any provision of this Agreement or any other document are to this Agreement, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or with the agreement of the relevant parties (as the case may be).
1.3	The schedules form part of this Agreement and have the same effect as if expressly set out in the body of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.
1.4	The contents table and headings in this Agreement are for convenience only and do not affect the interpretation or construction of this Agreement.
1.5	Words importing the singular include the plural and vice versa and words importing a gender include every gender.
1.6	The words "other", "include", "including" and "in particular" do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.
1.7	All agreements, obligations and liabilities on the part of the Sellers or any two or more of the Sellers contained in or arising under this Agreement are save as expressly provided joint and several and shall be construed accordingly.
1.8	Any question as to whether a person is connected with another shall be determined in accordance with section 1122 of the CTA 2010 (except that in construing section 1122 "control" has the meaning given by section 1124 or section 450 of the CTA 2010 so that there is control whenever section 1124 or 450 requires) which shall apply in relation to this Agreement as it applies in relation to the CTA 2010.
1.9	Unless specified otherwise, or where the context otherwise requires, a reference to the "Company" shall be deemed to include a reference to each subsidiary so that, for the avoidance of doubt but without any limitation, the Warranties, any indemnity and the Tax Covenant shall be given in respect of and in relation to the Company and each subsidiary.
1.10	Where in this Agreement any party gives an indemnity in favour of another party then, subject as expressly provided otherwise in this Agreement, the obligation of the indemnifying party shall be to make the relevant payment in full on demand and without any set-off, counterclaim or other deduction.
2.	Sale and purchase of the Shares
2.1	Each Seller shall sell with full title guarantee and free from any Encumbrance, and the Buyer shall buy, the number of Shares set opposite the name of that Seller in schedule 1.
2.2	Section 6(2) Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Agreement.
2.3	Title to, beneficial ownership of and any risk attaching to the Shares shall pass to the Buyer on Completion and the Shares shall be sold and purchased together with all rights and benefits attached to or accruing to them at, or at any time after, Completion.
2.4	Each of the Sellers:
2.4.1	waives any right of pre-emption over or in respect of the Shares (or any of them) which may have been conferred on him, whether under the articles of association of the Company or otherwise;
2.4.2	undertakes to procure that any right of pre-emption over any of the Shares which may be vested in any other person is waived; and
2.4.3	covenants with the Buyer that the Shares are fully paid (or credited as fully paid) and constitute the whole of the share capital of the Company.
2.5	The Buyer shall not be required to complete the purchase of any of the Shares unless all of the Shares are transferred at the same time.

3.                Consideration

3.1	The Consideration shall be an amount equal to the Initial Consideration, as adjusted after Completion in accordance with clause 4 and schedule 9.
3.2	The Consideration shall be apportioned between the Sellers in the amounts set opposite their respective names in schedule 1 but the Buyer shall not be concerned to see to the division of the Consideration amongst the Sellers.
3.3	The Initial Consideration shall be paid in cash at Completion on account of the Consideration and any further payment (or repayment, as the case may be) shall be paid in accordance with clause 4.3.

3.4             Unless otherwise agreed in writing between the Parties, any sum due from one Party to another under any provision of this Agreement shall be paid by telegraphic transfer of funds to the receiving Party's solicitors. The receipt of the receiving Party's solicitors will give a full and valid discharge to the paying Party who shall not be obliged to see to the application of such monies.

4.                Adjustment of Consideration

4.1	The Completion Accounts shall be prepared, and each of the Working Capital and Net Indebtedness determined, in accordance with schedule 9.
4.2	The Consideration shall be adjusted as follows:
4.2.1	if the Working Capital is less than the Estimated Working Capital, there shall be deducted the amount by which the Working Capital is less than the Estimated Working Capital;
4.2.2	if the Working Capital is greater than the Estimated Working Capital, there shall be added the amount by which the Working Capital is greater than the Estimated Working Capital;
4.2.3	if the Net Indebtedness is less than the Estimated Net Indebtedness, there shall be added the amount by which the Net Indebtedness is less than the Estimated Net Indebtedness; and
4.2.4	if the Net Indebtedness is greater than the Estimated Net Indebtedness, there shall be deducted the amount by which the Net Indebtedness is greater than the Estimated Net Indebtedness.
4.3	Within 5 Business Days of the date on which the Completion Accounts are agreed or determined in accordance with schedule 9 if the Consideration, adjusted in accordance with clause 4.2, is:
4.3.1	greater than the Initial Consideration, the Buyer shall pay to the Sellers an amount equal to the amount by which the Consideration exceeds the Initial Consideration, such amount to be apportioned between the Sellers in the proportions set opposite their respective names in schedule 1 (although the Buyer shall not be concerned to see to the division of the Consideration amongst the Sellers) and to be paid in accordance with clause 3.4; or
4.3.2	less than the Initial Consideration, the Sellers shall repay to the Buyer an amount equal to the amount by which the Consideration is less than the Initial Consideration, such amount to be paid by the Sellers in the proportions set opposite their respective names in schedule 1 and to be paid in accordance with clause 3.4 and all such payments shall be made without any deduction or set off whatsoever.
5.	Completion
5.1	Completion shall take place at the office of the Buyer's Solicitors on the Effective Date when each of the matters set out in schedule 3 shall occur.
5.2	Upon completion of the matters referred to in schedule 3 the Buyer shall pay the Consideration in the manner specified in clause 3.4.
6.	Warranties and indemnities
6.1	The Sellers (other than MJF Pension Trustees Limited) severally warrant to the Buyer in the terms of the Warranties set out in paragraph 35 of schedule 4 and clause 6.10. The Warrantors warrant to the Buyer in the terms of the Warranties.
6.2	The Warranties are subject only to:
6.2.1	any matter which is Disclosed; and
6.2.2	the provisions of schedule 5, provided that none of the limitations in schedule 5 shall apply in respect of a breach of any of the Warranties in paragraphs 2 or 35 in schedule 4 and clause 6.10.
6.3	The Sellers acknowledge that the Buyer is entering into this Agreement in reliance on each of the Warranties.
6.4	Save as provided in clause 6.2:
6.4.1	no information of which the Buyer has knowledge (actual, constructive or imputed) shall prevent or limit a claim made by the Buyer for breach of clause 6.1; and
6.4.2	neither the rights and remedies of the Buyer, nor the Sellers' liability in respect of the Warranties, shall be affected by any investigation made by or on behalf of the Buyer into the Company.
6.5	The Warrantors waive and may not enforce any right which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the employees or officers of the Company for the purpose of assisting the Sellers to make a representation, give a Warranty or prepare the Disclosure Letter.
6.6	Each of the Warranties (and each sub-paragraph within each Warranty) shall be interpreted as a separate and independent warranty so that the Buyer shall have a separate claim and right of action in respect of every breach of each Warranty. Each Warranty shall be construed independently and, except where this Agreement provides otherwise, is not limited by the terms of any other Warranty or any other provision of this Agreement.
6.7	Unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Warrantors (or any similar expression), the Warrantors shall be deemed to have such knowledge, information, belief and awareness as the Warrantors would have obtained had they made all due and careful enquiry of each other, Steve Lamb, James Grenfell, Debbie Hodgetts and each senior employee in the Company who has responsibility for, or oversight over, the particular function or area which is the subject matter of the Warranty and the Auditors and the Sellers’ Solicitors, and no further enquiry shall be required into the subject matter of that Warranty.
6.8	Without limiting the rights of the Buyer or its ability to claim damages on any basis, if there is a breach of Warranty or any of the Warranties is untrue or misleading, and:
6.8.1	the Company incurs or becomes subject to a liability or an increase in any liability which it would not have incurred or been subject to had the breach not occurred; or
6.8.2	the value of any asset of the Company is less or becomes less than the value would have been had the breach not occurred,

then the Warrantors undertake to the Buyer (for itself and as trustee of the benefit of this clause 6.8 for the Company) to pay to the Buyer (or as the Buyer elects) in cash on demand a sum equal to:

6.8.3	the liability, increased liability or reduction in the value of the asset (as appropriate); or
6.8.4	the reduction in the value of the Shares caused by the breach.
6.9	Any payment required to be made by the Sellers pursuant to this clause 6 shall be:
6.9.1	paid in cash; and
6.9.2	deemed to be a reduction in the Consideration.
6.10	Each Seller (other than MJF Pension Trustees Limited) severally warrants that:
6.10.1	no bankruptcy order has been made in respect of itself nor has any petition been presented to make itself bankrupt;
6.10.2	no application has been made in respect of itself for an interim order under section 253 Insolvency Act 1986, no person has been appointed by the court to prepare a report in respect of itself under section 273 Insolvency Act 1986 and no interim receiver has been appointed to the property of itself under section 286 Insolvency Act 1986;
6.10.3	it is not unable to pay, and there is no reasonable prospect of it being unable to pay, any debt as those expressions are defined in section 268 Insolvency Act 1986;
6.10.4	it has full power and authority, and has taken all action necessary (including obtaining all necessary consents or approvals) to enter into and perform this Agreement and any other deeds, agreements or documents to be entered into pursuant to this Agreement; and
6.10.5	it is entitled to sell the Shares registered in its name with full title guarantee on the terms of this Agreement without the consent of any third party and such sale will not result in any breach of or default under any agreement or obligation binding upon it.
7.	Tax

The provisions of schedule 6 shall apply.

8.	Restrictions on the WARRANTORS
8.1	The Warrantors severally undertake to the Buyer (for the benefit of itself and the Company) that they will not, either solely or jointly, directly or indirectly, alone or in conjunction with or on behalf of or through any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner, member or any other capacity, for a period of two (2) years following the Completion Date
8.1.1	within the Restricted Territory carry on or be engaged, concerned or interested in, or provide technical, commercial, professional or other advice to, any other business which supplies Products or Services in competition with the Company;
8.1.2	within the Restricted Territory be employed, engaged, concerned or interested, directly or indirectly, in any business which at any time during the Relevant Period has supplied products or services to the Company;
8.1.3	do or attempt to do anything which causes or may cause any supplier who has supplied products or services to the Company during the Relevant Period to cease, alter or materially reduce its supplies to the Company or to alter the terms on which it supplies the Company;
8.1.4	in competition with the Company, solicit any order, enquiry or business in respect of any Prohibited Activities, or for the sale or supply of any Products or Services, from any Customer;
8.1.5	in competition with the Company, accept any order, enquiry or business in respect of any Prohibited Activities, or for the sale or supply of any Products or Services, from any Customer;
8.1.6	solicit, induce or entice away from the Company, or attempt to solicit, induce or entice away from the Company, in any case in connection with a business in or proposing to be in competition with the Company, a Critical Person, whether or not such person would commit any breach of his contract of employment or engagement by leaving the service of the Company; or
8.1.7	employ or engage, or offer to employ or engage, in any case in connection with a business in or proposing to be in competition with the Company, a Critical Person, whether or not such person would commit any breach of his contract of employment or engagement by accepting such employment or engagement.
8.2	The Sellers severally undertake to the Buyer (for the benefit of itself and the Company) that they will not, either solely or jointly, directly or indirectly, alone or in conjunction with or on behalf of or through any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner, member or other capacity, at any time after Completion, except to the extent they remain in the capacity of an employee, representative or agent of, and at the direction of the Company:
8.2.1	hold themselves out as having any continuing involvement with the Company;
8.2.2	do or say anything which is, or which could reasonably be foreseen to be, harmful to the reputation or goodwill of the Company; or
8.2.3	in relation to a business which is, or is proposing to be, in competition with the Company, use, whether as a company name, trading name or otherwise, the name "Accutronics" or any other name used by the Company in connection with its business activities (or any other names which may be confused with such names).
8.3	Each of the restrictions contained in clauses 8.1 and 8.2 are to be treated as separate obligations, independent of the others.
8.4	The Parties consider the restrictions contained in clauses 8.1 and 8.2 to be reasonable as between themselves and the public interest. If, however, any of them are found by a court to be unreasonable or unenforceable, but would be reasonable and enforceable if deleted in part or reduced in application, then the restrictions shall apply with such deletion or modification as may be necessary to make it reasonable and enforceable.
8.5	Nothing in this clause 8 shall prevent any Seller from being the holder of or beneficially interested in any class of securities in any company if such class of securities is listed or dealt in on any other Recognised Investment Exchange and confers not more than 3% of the votes which can generally be cast at a general meeting of that company.
8.6	Each of the Sellers agrees with the Buyer that he will, at the Buyer's request and cost, enter into a direct undertaking executed as a deed with the Company whereby he will accept restrictions corresponding to the restrictions in clauses 8.1 and 8.2.
8.7	Each of the Sellers shall procure that any person connected with him complies with the restrictions set out in clauses 8.1 and 8.2.
9.	Further undertakings and obligations of the Sellers
9.1	Waiver of claims

Each Seller severally confirms that at the date of this Agreement:

9.1.1	neither he nor any person connected with him has any claim against the Company on any account whatsoever;
9.1.2	there are no agreements or arrangements under which the Company has any actual, contingent or prospective obligation to or in respect of him or any person connected with him save in relation to the service agreements between each of the Warrantors and the Company; and
9.1.3	any claim which he or any person connected with him has against the Company is waived in full, any obligation owed to him or any such connected person by the Company is released and each Seller severally indemnifies the Buyer and the Company against all Losses which the Buyer or the Company incurs or suffers, directly or indirectly, in any way whatsoever in connection with any such claim by or obligation to such Seller (other than any claim by either Warrantor pursuant to his service agreement).
9.2	Further assurance
9.2.1	Each Seller severally covenants with the Buyer that he will at his own cost do everything possible to give the Buyer full and unrestricted legal and beneficial title to the Shares transferred by him and to give effect to the provisions of this Agreement including, on receiving the Buyer's request:
(a)	doing and executing, or arranging for the doing and executing of, each act, document and thing necessary to implement this Agreement; and
(b)	giving to the Buyer all information they possess or to which they have access relating to the Company's business and allowing the Buyer to copy any document containing that information.
9.2.2	Immediately following Completion the Sellers shall (and shall procure that any other person shall) send to the Buyer at its registered office for the time being all records, correspondence, documents, files, memoranda and other papers belonging to the Company and which are not located at a Property or delivered at Completion (whether or not such documents are referred to in schedule 3).
9.3	Dealing with Shares pending registration
9.3.1	Each Seller severally undertakes to the Buyer that for so long as he remains the registered holder of any of the Shares after Completion he will:
(a)	hold such Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of such Shares after Completion and all rights arising out of or in connection with such Shares in trust for the Buyer;
(b)	deal with and dispose of such Shares and all such dividends, distributions and rights as the Buyer may direct;
(c)	vote at all meetings which they are entitled to attend as the registered holder of such Shares in such manner as the Buyer shall direct; and
(d)	execute all instruments of proxy or other documents which the Buyer may require to enable the Buyer to attend and vote at any such meeting.
9.3.2	For the purpose of giving effect to clause 9.3.1 each of the Sellers severally appoints the Buyer (acting by any of its directors from time to time) to be his attorney in his name and on his behalf to exercise all or any of the rights in relation to the Shares as the Buyer in its absolute discretion sees fit from immediately after Completion to the day on which the Buyer or its lawful nominee is registered in the register of members of the Company as the holder of the relevant Shares, including:
(a)	receiving notice of, attending and voting at a general meeting, class meeting or other meeting of the Company;
(b)	completing and returning any meeting requisition, form of proxy, consent to short notice, written resolution or other document required to be signed by the registered holder of the Shares;
(c)	dealing with, and giving directions as to, any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the Shares or received in connection with the Shares from the Company or any other person; and
(d)	executing, delivering and doing all deeds, instruments and acts in that Seller's name as may be done in the Seller's capacity as the registered holder of the relevant Shares and for that purpose each Seller consents to the Company sending any written resolutions, notices or other communications in respect of the Shares registered in his name to the Buyer. The power of attorney granted by this clause 9.3.2 is granted by each Seller to secure the interest of the Buyer in the Shares and, accordingly, shall be irrevocable. For the avoidance of doubt, only after Completion will the votes attaching to the Shares be exercisable by the Buyer under the power of attorney granted by this clause 9.3.2.

10.	Confidential Information
10.1	Each of the Sellers severally undertakes with the Buyer (for itself and for the benefit of the Company) that he will:
10.1.1	not use or disclose to a person Confidential Information he has or acquires; and
10.1.2	make every effort to prevent the use or disclosure of Confidential Information.
10.2	Clause 10.1 does not apply to:
10.2.1	disclosure of Confidential Information to a director, officer or employee of the Buyer or the Company whose function requires him to have the Confidential Information;
10.2.2	use or disclosure of Confidential Information required to be used or disclosed by law or by London Stock Exchange plc or by any governmental or regulatory body but only to the extent required by law, and with advance or contemporaneous notice of same to Buyer;
10.2.3	disclosure of Confidential Information to an adviser for the purpose of advising the Sellers but only on terms that clause 10.1 applies to use or disclosure by the adviser; or
10.2.4	Confidential Information which becomes publicly known except by a breach of clause 10.1.

11.             Announcements

11.1	Subject to clauses 10 and 11.2, no Party shall make or authorise any public announcement or other communication or circular concerning the terms of any matter contemplated by or ancillary to this Agreement without the prior written consent of the other Party such consent not to be unreasonably withheld or delayed.
11.2	The Parties may:
11.2.1	make or authorise an announcement required by law or by the UKLA, London Stock Exchange plc, any Recognised Investment Exchange or any regulatory or governmental body (whether or not such requirement has the force of law) provided that:
(a)	such Party has consulted with and taken into account the requirements of the other Party; and
(b)	such Party has used reasonable endeavours to obtain confidentiality undertakings from any relevant securities exchange or regulatory or governmental body; and
11.2.2	make a communication to their professional advisers in connection with advice relating to the interpretation of this Agreement, proceedings relating to the enforcement of the terms of this Agreement or otherwise.
12.	Assignment and successors in title
12.1	No Party shall assign, transfer, charge, make the subject of a trust or deal in any other manner with this Agreement or any of its rights under this Agreement or purport to do any of the same without the prior written consent of the other Party except that the Buyer may assign at any time the benefit of any provision to which it is entitled from time to time:
12.1.1	to any company which is for the time being a subsidiary or holding company of the Buyer, or another subsidiary of any such holding company, provided that and subject to the condition that if any such company ceases to be such a holding company or subsidiary then the Buyer shall procure that upon such cessation the benefit of any relevant provision shall be reassigned or transferred back to the Buyer; or
12.1.2	by way of security to any financial institution(s) which has or have agreed to advance credit facilities to the Buyer to assist in the acquisition contemplated by this Agreement,

provided that no assignee shall be entitled to greater damages or other compensation than that to which the Buyer would have been entitled had it not assigned the benefit of those provisions.

12.2	This Agreement shall be binding upon and shall survive for the benefit of the personal representatives and successors-in-title of each party.
13.	Third party rights
13.1	Subject to clauses 12.2 and 13.3, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or rely on a provision of this Agreement. No Party may hold itself out as trustee of any rights under this Agreement for the benefit of any third party unless specifically provided for in this Agreement.
13.2	The Company, any person to whom the benefit of any provision of this Agreement is assigned in accordance with clause 12.1 and each person falling within the category of persons described in clause 12.2 is entitled under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement which confers (expressly or impliedly) any benefit on any such person.
13.3	The employees of the Company may enforce the provisions of clause 6.5.
14.	The Sellers' Representative
14.1	Any consent, agreement, direction or waiver given or made by the Sellers' Representative for the purpose of this Agreement shall be binding upon all of the Sellers.
14.2	Delivery of any notice, document or payment required to be made to the Sellers or any of them pursuant to this Agreement may be made to the Sellers' Representative whose receipt for such delivery or payment shall be an absolute discharge of the party making the same who shall not be concerned as to the destination of such delivery or the application of such payment (as the case may be).
14.3	The Sellers authorise the Sellers' Representative to act in the way contemplated by this Agreement and to take such decisions as he shall at his entire discretion determine and, provided he or it acts in good faith, the Sellers' Representative shall have, and accepts, no liability to any of the Sellers or to any other person other than the Buyer in connection with or as a result of anything which the Sellers' Representative does, refrains from doing or neglects or omits to do in connection with any matter relating to the Agreement.
15.	Notices
15.1	Any notice given pursuant to this Agreement shall be in writing signed by, or on behalf of, the person issuing the notice. Any notice shall be delivered (i) by hand; (ii) by prepaid certified mail (return receipt required); or: (iii)by reputable express courier to:
15.1.1	in the case of each Seller, his address set out in schedule 1; and
15.1.2	in the case of the Buyer, its registered office address for the time being marked for the attention of Philip A. Fain, Chief Financial Officer, with a copy to Paul D. Underberg, General Counsel, or their successors, or, in relation to any Party, such other address for service in the United Kingdom as that Party may from time to time notify to the others.

15.2	In the absence of evidence of earlier receipt, a notice served in accordance with clause 15.1 shall be deemed to have been received at the time of actual delivery to the address referred to in clause 15.1 or the time of refusal to accept delivery.
15.3	For the avoidance of doubt, notice given under this agreement shall not be validly served if sent by fax or e-mail.
16.	General
16.1	Except where this Agreement provides otherwise, each Party shall pay its own costs (including in relation to financial, accounting and legal advice) incurred in relation to the negotiation, preparation, execution and performance of this Agreement and the matters referred to in this Agreement.
16.2	This Agreement, together with any documents in the Agreed Form and all documents entered into or to be entered into pursuant to the terms of this Agreement, constitutes the entire agreement between the Parties with respect to all matters referred to in this Agreement. This Agreement supersedes and extinguishes all previous agreements between the Parties relating to such matters, other than in relation to any fraud or fraudulent misrepresentation.
16.3	No variation to this Agreement shall be effective unless made in writing and signed by or on behalf of all the Parties. The Buyer and the Sellers shall not be required to obtain the consent of the Company or any other third party on whom a benefit is conferred under this Agreement to the termination or variation of this Agreement or to the waiver or settlement of any right or claim arising under it.
16.4	Each provision of this Agreement is severable and distinct from the others. If at any time any provision of this Agreement is or becomes unlawful, invalid or unenforceable to any extent or in any circumstances for any reason, it shall to that extent or in those circumstances be deemed not to form part of this Agreement but (except to that extent or in those circumstances in the case of that provision) the legality, validity and enforceability of that and all other provisions of this Agreement shall not be affected in any way.
16.5	If any provision of this Agreement is found to be unlawful, invalid or unenforceable in accordance with clause 16.4 but would be lawful, valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it lawful, valid or enforceable.
16.6	The failure or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of that (or any other) right or remedy. No single or partial exercise, or non-exercise or non-enforcement of any right or remedy provided by this Agreement or by law prevents or restricts any further or other exercise or enforcement of that (or any other) right or remedy.
16.7	The Buyer may release or compromise the whole or any part of the liability of any one or more of the Sellers under any provision of this Agreement, or grant to any Seller time or other indulgence, without affecting the liability of any other Seller. No waiver by the Buyer of, or delay in enforcing, any of the provisions of this Agreement shall release any Seller from full performance of his remaining obligations under this Agreement.
16.8	The Buyer's rights, powers and remedies contained in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
16.9	Except to the extent that they have been performed or where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.
16.10	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original. All the counterparts shall together constitute one and the same agreement, which shall be deemed executed when counterparts executed by all of the Parties are delivered.
17.	Governing law
17.1	This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales. Non-contractual obligations (if any) arising out of or in connection with this Agreement (including its formation) shall be governed by the laws of England and Wales.
17.2	Subject to schedule 9, the Parties agree to submit to the exclusive jurisdiction of the English Courts in relation to any claim or matter (whether contractual or non-contractual) arising under this Agreement or any of the documents in the Agreed Form.
17.3	Each party irrevocably waives any objection which it might at any time have to the English Courts being nominated as the forum to decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (including non-contractual disputes and claims) and agrees not to claim that the English Courts are not a convenient or appropriate forum.

THE PARTIES have executed this Agreement as a deed and delivered it on the date first set out above schedule 1

Sellers

Name and address	Number and class of Shares sold	Initial Consideration (£)	Proportion of Consideration (%)
ROBERT ANDREW PHILLIPS of <Address redacted>	50,000 ordinary	1,488,487	19.65
INTRINSIC EQUITY LIMITED of One Eleven, Edmund Street, Birmingham B3 2HJ	65,000 ordinary	1,935,033	25.55
MJF PENSION TRUSTEES LIMITED of 8 St Stephen Street, Manchester M3 6AY and PETER LINDSEY JACKSON of <Address redacted> as trustees of the Michael J Field SIPPS (P L Jackson a/c)	60,000 ordinary	1,786,184	23.58
MICHAEL ALLEN of <Address redacted>	4,453 ordinary	132,564	1.75
CATAPULT GROWTH FUND LIMITED PARTNERSHIP of 10-11 Burrough Court, Burrough on the Hill, Melton Mowbray, Leicestershire LE14 2QS	75,000 A ordinary	2,232,730	29.47
TOTAL		7,575,000	100

schedule 2

The Company

Name	Accutronics Limited
Registered number	06999250
Previous names	None
Date of incorporation	24.08.2009
Place of incorporation	England and Wales
Registered office address	Unit 20 Loomer Road, Chesterton, Newcastle-under-Lyme, Staffordshire ST5 7LB
Share capital	£254,453 divided into 75,000 A ordinary shares of £1 each and 179,453 ordinary shares of £1 each, registered as follows:
Shareholder	No. of shares
Robert Andrew Phillips	50,000 Ordinary
Intrinsic Equity Limited	65,000 Ordinary
MJF Pension Trustees Limited and Peter Lindsey Jackson as trustees of the Michael J Field SIPPS (P L Jackson a/c)	60,000 Ordinary
Michael Allen	4,453 Ordinary
Catapult Growth Fund Limited Partnership	75,000 A Ordinary
Directors	Mr Michael Allen Mr James Bruce Grenfell Mr Robert Andrew Phillips
Accounting reference date	31.08
Last accounts made up to	The Accounts Date
Last annual return made up to	24.08.2015
Auditors	The Auditors
Bank	Nat West Bank, 75 High Street, Newcastle Under Lyme, Staffordshire ST5 1PN
Charges	Date registered	Document	Chargee
01.10.2009	Debenture	Catapult Growth Partnership Limited
18.09.2009	Debenture	Fortis Commercial Finance Limited
VAT number	977134002
Tax district and reference number	Cumbernauld 586/KA36501

schedule 3

Completion

1.	Items for delivery by the Sellers

The Sellers shall deliver to the Buyer:

1.1	duly executed transfers of the Shares in favour of the Buyer (or such other person as the Buyer directs);
1.2	the certificates for the Shares (or a duly executed indemnity in the Agreed Form in respect of any missing, lost or destroyed certificates);
1.3	such waivers or consents as the Buyer may require to enable full beneficial ownership of the Shares to vest in the Buyer or its nominee and for the Buyer or its nominee to be registered as the holder of the Shares;
1.4	a certified copy of any power of attorney under which this Agreement or any document to be delivered to the Buyer pursuant to this schedule 3 has been executed;
1.5	the common seal (if any), certificate of incorporation, certificate(s) of incorporation on change of name (if any) and statutory books of the Company (including each register, minute book and other book required to be kept under the Act) made up to the date of Completion;
1.6	the written resignation in the Agreed Form of James Grenfell as a director of the Company;
1.7	a duly executed MR04 in the Agreed Form evidencing the discharge and release of all security and guarantees of the Company to Catapult Growth Fund Limited Partnership;
1.8	evidence in a form satisfactory to the Buyer that all guarantees, bonds and indemnities, securities or Encumbrances given by the Company in respect of the indebtedness, liabilities or obligations of any of the Sellers or any person connected with any of the Sellers have been released;
1.9	in relation to each bank account maintained by the Company:
1.9.1	a statement for that account as at the close of business on the Business Day immediately prior to Completion, and a statement reconciling those balances with the cash book of the Company as at Completion;
1.9.2	a copy of the mandate for that account; and
1.9.3	all cheque books in respect of that account;
1.10	all credit, debit or other cards in the name of or for the account of the Company in the possession of any person resigning from his office or employment on Completion;
1.11	all Companies House web filing service details for the Company, including the relevant sign in e-mail address, security code and company authentication code;
1.12	the deeds, certificates, motor vehicle leases and other documents of title to the assets of the Company (other than the Property), including registration certificates and files for applications and oppositions or other registry proceedings in respect of the Company Intellectual Property together with all applicable documentation and information relating to the domain names listed in part 4 of schedule 8;
1.13	the leases relating to the Properties;
1.14	evidence in a form satisfactory to the Buyer that debts and accounts between the Company and the Sellers or any person connected with any of them have been fully paid;
1.15	a letter duly executed on behalf of Artemis Services Limited, varying a consultancy agreement dated 31 March 2015 and made between Artemis Services Limited and the Company.
2.	Board meetings

The Sellers shall procure that a board meeting of the Company is held at which:

2.1	the share transfers referred to in paragraph 1.1 above are approved, subject only to stamping;
2.2	such persons as the Buyer may nominate as directors are appointed;
2.3	its registered office is changed to One Eleven, Edmund Street, Birmingham B3 2HJ;
2.4	its accounting reference date is changed to 31 December; and
2.5	existing authorities and instructions to bankers in respect of the operation of the Company's bank accounts are revoked and new authorities and instructions are issued in such terms as the Buyer may require.
3.	Obligations of the Buyer

The Buyer shall:

3.1	deliver to the Sellers a duly executed copy of the Disclosure Letter;
3.2	deliver to the Sellers a certified copy of board minutes of the Buyer authorising the acquisition of the Shares on the terms of this Agreement and the execution and delivery of this Agreement and any agreements or documents required to be executed and delivered by the Buyer pursuant to the terms of this Agreement;

schedule 4

General Warranties

1.	Capacity

INTENTIONALLY OMITTED

2.	Ownership of Shares
2.1	The Shares are fully paid or credited as fully paid and constitute the whole of the share capital of the Company.
2.2	No Share was allotted at a discount.
2.3	The Sellers are the only legal and beneficial owners of the Shares. There is no Encumbrance on, over or affecting any of the Shares or any unissued shares, debentures or other securities of the Company nor is there any agreement, arrangement or obligation to create or give an Encumbrance in relation to any of the Shares or any unissued shares, debentures or securities of the Company.
2.4	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any shares, debentures or other securities of the Company.
2.5	None of the Shares was, or represents assets which were the subject of a transfer at an undervalue (within the meaning of Part IX or Part VI Insolvency Act 1986) within the 5 years immediately prior to the date of this Agreement.
2.6	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against any of the Sellers or the Company in respect of the Shares or any unissued shares, debentures or securities of the Company or the Sellers' entitlement to dispose of the Shares and so far as the Warrantors are aware there is no fact or circumstance which might give rise to any such proceedings or dispute.
3.	Share capital
3.1	No shares in the capital of the Company have been issued, nor has any transfer of shares been registered, otherwise than in accordance with the articles of association of the Company in force at the relevant time.
3.2	Each necessary permission for each issue and transfer of shares has been validly obtained and any stamp duty or other tax payable upon such issue or transfer has been paid.
3.3	The Company has not at any time:
3.3.1	purchased or redeemed or agreed to purchase or redeem any shares of any class of its share capital;
3.3.2	otherwise reduced or agreed to reduce its share capital or any class of its share capital; or
3.3.3	issued any shares for a consideration payable otherwise than in cash.
3.4	There are no rights of pre-emption over or restrictions relating to the transfer of the Shares (whether contained in the Company's articles of association or otherwise) which could apply on the sale of the Shares to the Buyer.
4.	The Company
4.1	The Company
4.1.1	The Company is a limited company incorporated under English law and has been in continuous existence since incorporation.
4.1.2	The Company has not been a subsidiary of any body corporate (wherever incorporated) at any time since its incorporation.
4.2	Subsidiaries
4.2.1	The Company has not at any time been, and will not at Completion be, the owner or registered holder of any share, loan capital, interest or equity in, or other security of, any body corporate (wherever incorporated) nor has it agreed to become the owner or registered holder of any such share, loan capital, interest, equity or other security.
4.2.2	The Company has never had a participating interest in any other company or undertaking.
5.	Directors
5.1	The only directors of the Company are the persons listed in schedule 2.
5.2	No person is a shadow director of the Company.
6.	Company administration
6.1	A true, complete and accurate copy of the memorandum and articles of association of the Company at the date of this Agreement is included in the Disclosure Documents, which memorandum and articles of association contain all documents required to accompany them under section 36 of the Act.
6.2	The Company has at all times carried on its business and affairs in accordance with its constitution (at the relevant time).
6.3	Each register, minute book and other book which the Company is required by law to keep has been properly kept and contains a true, complete and accurate record of the matters which it is required to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.
6.4	The Company, its directors, officers and employees have all complied with all the provisions of the Act in relation to the activities of the Company, and all returns, particulars, resolutions and other documents required by the provisions of the Act to be delivered on behalf of the Company to the Registrar of Companies or to any other authority, organisation, person or body:
6.4.1	have been properly made, delivered and filed;
6.4.2	were true, complete and accurate; and
6.4.3	were submitted within the relevant time period.
6.5	Neither the Company nor any class of its members has passed any resolution at annual general meetings which was special business.
6.6	There is no written resolution of the Company with a circulation date prior to the date of this Agreement which has not yet been passed by the members or else lapsed in accordance with the Act.
6.7	All dividends and distributions declared, made or paid by the Company have been declared, made or paid in accordance with its constitution (at the relevant time), all applicable legislation and any agreement or arrangement made with any third party regulating the payment of dividends and distributions by the Company, true, complete and accurate copies of which agreements or arrangements are included in the Disclosure Documents.
6.8	The Company has not given any power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the normal and ordinary course of his duties).
7.	Information

The information set out in schedules 1, 2, 7 (other than part 5 of schedule 7) and 8 to this Agreement is true, complete, accurate and not misleading in all respects.

8.	Accounts
8.1	General

The Accounts (a true, complete and accurate copy of which is included in the Disclosure Documents):

8.1.1	comply with the Act and all other relevant statutes and statutory instruments;
8.1.2	have been prepared in accordance with generally accepted accounting principles and practices in the United Kingdom at the date on which the Accounts were approved by the directors;
8.1.3	comply with all financial reporting standards adopted or issued by The Accounting Standards Board applicable to a United Kingdom company as at the date on which the Accounts were approved by the directors;
8.1.4	have been audited by an auditor or firm of accountants qualified to act as auditors in the United Kingdom and the auditor's report on the Accounts is unqualified;
8.1.5	show a true and fair view of the financial position and state of affairs of the Company as at the Accounts Date and of its profit (or loss) and cash flow for the financial period ended on that date;
8.1.6	have been prepared on a basis wholly consistent with that used for the preparation of the Company's accounts for the last three financial periods; and
8.1.7	have been filed and laid before the Company in general meeting in accordance with the requirements of the Act.
8.2	Tax
8.2.1	Full provision or reserve has been made in the Accounts for all Tax assessed or liable to be assessed on the Company, or for which the Company is accountable, in respect of:
(a)	profits, gains or income earned, arising, accruing or received (or deemed to arise, accrue or to have been earned or received for any purpose);
(b)	transactions effected or deemed to have been effected; and
(c)	distributions made or deemed to have been made

in each case as at the Accounts Date.

8.2.2	Full provision has been made in the Accounts for deferred Tax in accordance with generally accepted accounting principles and practices in the United Kingdom.
8.3	Exceptional items

The results shown by the Accounts were not materially affected by:

8.3.1	transactions of a nature not usually undertaken by the Company;
8.3.2	transactions or circumstances of an extraordinary, exceptional or non-recurring nature; or
8.3.3	charges or credits relating to prior or subsequent financial periods.
8.4	Valuation of stock and long-term contract balances

In the Accounts:

8.4.1	stock (except long-term contract balances) was valued in the same way as in the three preceding financial years and on the basis of the lower of cost or net realisable value based on a physical stock count; and
8.4.2	the long-term contract balances were valued in the same way as in the three preceding financial years and on the basis of net cost less foreseeable losses and payments on account.
8.5	Depreciation

The value of the fixed assets of the Company shown in the Accounts is at cost less depreciation deducted from time to time in a consistent manner and there has been no revaluation of such fixed assets since their acquisition.

8.6	Off balance sheet financing

The Company has not engaged in any financing (including incurring any borrowing or indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

8.7	Management reports
8.7.1	There have been no reports concerning the Company by financial or management consultants within the three years ending on the date of this Agreement.
8.7.2	There have been no management recommendation letters received by the Company or its board of directors from any auditor.
8.8	Auditor liability limitation agreements

The Company has not at any time entered into a liability limitation agreement (as defined in section 534 of the Act) with its auditors and there is no arrangement or agreement in place to do so.

9.	Management Accounts
9.1	The Management Accounts (a true, complete and accurate copy of which is included in the Disclosure Documents):
9.1.1	have been prepared with due care and attention;
9.1.2	have been prepared in accordance with good management accounting practice on a basis consistent with previous management accounts prepared by the Company;
9.1.3	accurately reflect the financial position and state of affairs of the Company as at the Management Accounts Date;
9.1.4	fairly reflect the trading and profit of the Company for the period from the Accounts Date to the Management Accounts Date; and
9.1.5	are consistent with the accounting records of the Company.
9.2	The results shown by the Management Accounts were not materially affected by:
9.2.1	transactions of a nature not usually undertaken by the Company;
9.2.2	transactions or circumstances of an extraordinary, exceptional or non-recurring nature;
9.2.3	charges or credits relating to any prior or subsequent periods; or
9.2.4	any change in the accounting policies or practices from those applied in the preparation of previous management accounts of the Company.
10.	Records
10.1	The Records:
10.1.1	are in the Company's possession;
10.1.2	have at all times been fully and properly kept;
10.1.3	have at all times been kept in accordance with the law and generally accepted principles, standards and practices relating to all matters recorded in them;
10.1.4	are complete and accurate in respect of what should ordinarily be contained in them; and
10.1.5	properly record all transactions entered into by the Company.
10.2	None of the Records are recorded, stored, maintained, operated or otherwise dependent upon or held by any means which are not under the exclusive ownership and direct control of the Company.
10.3	No notice or allegation has been received or made that any of the Records are incorrect or should be rectified.
11.	Business since the Accounts Date

Since the Accounts Date:

11.1	the Company's business has been carried on in the normal and ordinary course without any interruption and substantially in the same manner (including nature and scope) and so as to maintain it as a going concern;
11.2	there has been no adverse change in the turnover, the financial or trading position and trading has remained in line with the current year's budget and so far as the Warrantors are aware there is no fact or circumstance which might give rise to any such adverse change;
11.3	the Company has not, other than in the normal and ordinary course of its business:
11.3.1	acquired or disposed of, or agreed to acquire or dispose of, any business or asset; or
11.3.2	assumed or incurred, or agreed to assume or incur, a liability, obligation, expense or capital expenditure (whether, in any case, actual or contingent);
11.4	none of the fixed assets of the Company shown in the Accounts or acquired by the Company since the Accounts Date has been lost, damaged or destroyed;
11.5	the Company has not made, or agreed to make, any material price reductions or allowances or price increases on sales of stock or the provision of its services;
11.6	the value of the Company's net assets has not been reduced below that shown in the Accounts;
11.7	the Company has not incurred any expense or made any payment otherwise than in the normal and ordinary course of business and all payments received by the Company have been paid into the Company's bank account and appear in the appropriate books of account;
11.8	the Company has not borrowed any money which it has not repaid (other than in the normal and ordinary course of its business within limits agreed with the Company's bankers) and no loan to or loan capital of the Company has been repaid, in whole or in part, or has become due and payable or liable (with or without notice or lapse of time or both) to be declared due and payable;
11.9	the Company has not been adversely affected by the termination, or a change in the terms, of an important agreement or by the loss of or material reduction in orders from a customer or the loss of or material reduction in any source of supply and so far as the Warrantors are aware without having made external enquiry there is no fact or circumstance which might give rise to any such adverse effects;
11.10	the Company has not paid or declared any dividend or other distribution, whether of capital or income;
11.11	the Company has not created, allotted, issued or acquired any share or loan capital, or made an agreement or arrangement or undertaken an obligation to do any of those things;
11.12	no resolution of the members of the Company (or any class thereof) has been passed; and
11.13	no payments have been made by the Company to or on behalf of any of the Sellers (or any person connected with any of the Sellers) other than the payment of salaries in the normal and ordinary course of business and at the rates set out in the Disclosure Letter.
12.	Assets
12.1	Each asset included in the Accounts or acquired by the Company since the Accounts Date (other than stock disposed of in the normal and ordinary course of business) and each asset used by the Company or which is in the reputed ownership of the Company is:
12.1.1	legally and beneficially owned by the Company free from any Encumbrance;
12.1.2	where capable of possession, in the possession or under the control of the Company; and
12.1.3	situated in the United Kingdom.
12.2	The Company has not sold or transferred or agreed to sell or transfer any of the assets referred to in paragraph 12.1 and the Company has not granted or agreed to grant any Encumbrance on or over any such assets. There has been no exercise or purported exercise of a claim for any Encumbrance on or over any of those assets and there is no dispute directly or indirectly relating to any of those assets.
12.3	None of the assets referred to in paragraph 12.1 has been purchased on terms that title does not pass to the Company until full payment is made by it to the supplier.
12.4	All plant, machinery, vehicles and equipment owned or used by the Company:
12.4.1	are in a good and safe state of repair and condition and are in full working order; and
12.4.2	have been regularly and properly maintained.
12.5	The Company does not make use of any asset which is not included in the Accounts.
12.6	True, complete and accurate copies of all material assets of the Company that are covered by maintenance contracts with independent specialist contractors are included in the Disclosure Documents.
12.7	The asset registers of the Company, true, complete and accurate copies of which are included in the Disclosure Documents, comprise a true, complete and accurate record of all the plant, machinery, vehicles and equipment owned or used by the Company.
13.	Hire purchase and leased assets
13.1	A true, complete and accurate list of all the assets (the Leased Assets) used by the Company which are subject to a lease or hire, hire purchase, credit sale or conditional sale agreement, together with true, complete and accurate copies of all the contracts, agreements or arrangements to which those assets are subject, is included in the Disclosure Documents.
13.2	So far as the Warrantors are aware, no circumstance has arisen or is likely to arise in relation to any Leased Asset whereby the rental payable has been or is likely to be increased outside of those permitted by the respective lease documentation.
13.3	All payments due under the relevant lease or hire, hire purchase, credit sale or conditional sale agreement in respect of the Leased Assets have been paid on the relevant due dates and such payments are fully up to date.
13.4	There are maintenance contracts with independent specialist contractors in respect of each Leased Asset which the Company is obliged to maintain or repair under the relevant lease or hire, hire purchase, credit sale or conditional sale agreement, true, complete and accurate copies of which contracts are included in the Disclosure Documents.
14.	Stock
14.1	The Company's stock (which term shall, in this paragraph 14, include raw materials, components, parts, work in progress, finished and partly finished goods and packaging material consumables) is:
14.1.1	not excessive and is adequate for the normal requirements of its business having regard to current orders and reasonably anticipated orders;
14.1.2	so far as the Warrantors are aware of satisfactory quality and in good condition; and
14.1.3	so far as the Warrantors are aware not damaged, slow moving, obsolete, unusable, or of limited value.
14.2	None of the stock referred to in the Accounts has realised an amount less than the value that was placed on it in the Accounts.
14.3	So far as the Warrantors are aware all items of stock which are stored within containers or in other packaged form are properly labelled or marked and correspond accurately with the descriptions of the stock on such labels or markings or in the stock records to which such labels or markings clearly refer.
14.4	So far as the Warrantors are aware the Company's stock complies with all applicable laws, regulations, standards (including United Kingdom and European Union standards) in which the Company’s products are commonly sold.
15.	Debts
15.1	No debt shown in the Accounts or the Company's accounting records is overdue by more than 12 weeks or is the subject of an arrangement not made in the normal and ordinary course of business.
15.2	No debt which was included in the balance sheet to the Accounts or which has arisen since the Accounts Date, has been realised for less than its full face value, has been released, deferred, subordinated or written off or so far as the Warrantors are aware has become irrecoverable in whole or in part.
15.3	A true, complete and accurate list of all debts owed to the Company as at the close of business on the Business Day prior to the date of this Agreement is included in the Disclosure Documents, none of them is subject to dispute, counterclaim or set off nor so far as the Warrantors are aware is there any fact or circumstance which might give rise to any such dispute, counterclaim or set off.
15.4	The Company is not entitled to the benefit of any debt shown in the Accounts or the Company's accounting records otherwise than as the original creditor and is not, and has not agreed to become, a party to any factoring or discounting arrangement in respect of such debts.
15.5	No debt owed to the Company has arisen otherwise than as a result of the supply of goods and/or services by the Company in the normal and ordinary course of its business.
16.	Intellectual Property
16.1	Ownership
16.1.1	The Company Intellectual Property is valid and enforceable and so far as the Warrantors are aware nothing has been done or omitted to be done by which it may cease to be valid.
16.1.2	The Company Intellectual Property is legally and beneficially owned by the Company alone, free from any licence, Encumbrance, restriction on use or disclosure obligation or is licensed to the Company, as exclusive licensee, pursuant to an Intellectual Property Agreement.
16.1.3	No Intellectual Property in relation to which any third party has any right, title or interest is used in or required for or by the Company's business, save that which is the subject of an Intellectual Property Agreement.
16.1.4	All moral rights subsisting in relation to the Company Intellectual Property have been irrevocably and unconditionally waived.
16.1.5	The Company has not granted and is not obliged to grant a licence, assignment or other right in respect of any of the Company Intellectual Property.
16.2	Claims and infringements
16.2.1	The Company Intellectual Property is not and so far as the Warrantors are aware will not be, the subject of a claim or opposition from any person (including an employee or former employee of the Company) as to title, validity, enforceability, entitlement or otherwise.
16.2.2	There is, and has been, no civil, criminal, arbitration, administrative or other proceeding, including any infringement proceedings, or any other dispute in any jurisdiction concerning any of the Company Intellectual Property to which the Company is or has been a party. No civil, criminal, arbitration, administrative or other proceeding concerning any of the Company Intellectual Property is pending or threatened by or against the Company. So far as the Warrantors are aware no fact or circumstance exists which might give rise to a proceeding of that type.
16.2.3	The activities, processes, methods, products or services carried out, used, manufactured, dealt in or supplied on or before the date of this Agreement by the Company:
(a)	so far as the Warrantors are aware do not involve the unlicensed use of a third party's Intellectual Property or confidential information;
(b)	so far as the Warrantors are aware do not at the date of this Agreement, nor so far as the Warrantors are aware did they at the time carried out, used, manufactured, dealt in or supplied, infringe the Intellectual Property (including moral rights) of another person; and
(c)	have not given, and so far as the Warrantors are aware will not give, rise to a claim against the Company or a liability to pay compensation in relation to the Intellectual Property of a third party.
16.2.4	So far as the Warrantors are aware no third party has made, is making or is likely to make any unauthorised use of any of the Company Intellectual Property or so far as the Warrantors are aware has infringed or is infringing any Company Intellectual Property.
16.2.5	Neither the Company nor so far as the Warrantors are aware any other contracting party to any Intellectual Property Agreement or any other agreement in relation to the Company Intellectual Property is in breach of such agreement.
16.3	Adequacy of Company Intellectual Property
16.3.1	The Company Intellectual Property comprises all the Intellectual Property necessary for the Company to operate its business as carried on at the date of this Agreement.
16.3.2	There is no Company Intellectual Property or Intellectual Property Agreement, due to lapse, expire or terminate within the next three calendar years, the loss, termination or expiry of which would cause material adverse effect to the Company.
16.3.3	All Company Intellectual Property will either be owned by the Company, or available for use subject to an Intellectual Property Agreement and so far as the Warrantors are aware none of these rights shall be adversely affected by anything contemplated by this Agreement.
16.4	Creation of Intellectual Property

All Company Intellectual Property created, concerned, developed or discovered by any persons retained, commissioned, employed or otherwise engaged by the Company from time to time is fully vested in the Company and no claim for compensation under section 40 Patents Act 1977 (or otherwise under any analogous or equivalent legislation anywhere in the world) has been made or so far as the Warrantors are aware is likely to be made against the Company in relation to the Company Intellectual Property by any person retained, commissioned, employed or otherwise engaged by the Company from time to time.

16.5	Dealings in and maintenance of Company Intellectual Property
16.5.1	Any use of Company Intellectual Property by any third party is subject to an Intellectual Property Agreement, details of which are set out in the Disclosure Letter and a true, complete and accurate copy of which is included in the Disclosure Documents. The Company has not authorised any use of, or granted any rights under the Company Intellectual Property other than as set out in the Disclosure Letter.
16.5.2	Nothing has been done or omitted to be done by the Company which jeopardises the validity, subsistence or enforceability of any Company Intellectual Property or any Intellectual Property Agreement concerning the Company Intellectual Property.
16.5.3	All Intellectual Property Agreements concerning the Company Intellectual Property, which are material to the Company's business as at the date of this Agreement are valid and in force (and where applicable have been recorded at the relevant registry). Details of those agreements are set out in the Disclosure Letter and true, complete and accurate copies of them are included in the Disclosure Documents.
16.5.4	No Intellectual Property Agreement is one:
(a)	in respect of any Intellectual Property other than the Company Intellectual Property; or
(b)	under the terms of which the Company is, or may become, liable to pay a royalty or similar charge.
16.5.5	All material documents concerning title to and interest in the Company Intellectual Property (including registration certificates) form part of the records of the Company and will be delivered to the Buyer at Completion.
16.5.6	The Company has received no adverse opinion either from its advisors or from any applicable registry in respect of an application for any Company Intellectual Property, the failure to gain registration of which would adversely affect the Company.
16.5.7	The Company has taken reasonable steps to maintain and protect the Company Intellectual Property.
17.	Confidential Information and Technical Information
17.1	The Confidential Information and Technical Information is legally, beneficially and solely (but not jointly) owned by the Company, free from any licence, Encumbrance or restriction on use.
17.2	The Confidential Information and Technical Information has at all times been kept strictly confidential by the Company and so far as the Warrantors are aware this confidentiality has not at any time been breached.
17.3	The Company has not disclosed any Confidential Information or Technical Information to any person except where such disclosure was properly made in the normal and ordinary course of the Company's business pursuant to a legally binding confidentiality agreement (the details of which are set out in the Disclosure Letter and a true, complete and accurate copy of which is included in the Disclosure Documents) which requires the recipient to keep such information confidential, to use it only for the purpose for which it was disclosed by the Company and which prevents the recipient from further disclosing it.
18.	Computer Systems
18.1	The Company is the owner of all elements of the Computer Equipment free from all Encumbrances.
18.2	The functions of the Company's business dependent on the Computer Systems, or in connection with which the Computer Systems are or have been used, are set out in the Disclosure Letter and the Computer Systems have sufficient capacity for the efficient carrying on of the Company's business as at the date of this Agreement.
18.3	Full details of the Computer Equipment and of all Computer Software are set out in the Disclosure Letter and true, complete and accurate copies of all licences, maintenance agreements, escrow agreements and (where the warranties have not expired) development agreements in respect of that Computer Software are included in the Disclosure Documents. The licences of that Computer Software have been complied with in all material respects by the Company and any restrictions in those licences do not adversely affect the present conduct of the Company's business.
18.4	All Intellectual Property in all Computer Software used by the Company (except that which is licensed to the Company as referred to in paragraph 18.3) is owned by the Company.
18.5	Full details of all maintenance and support agreements in place in respect of the Computer Systems are set out in the Disclosure Letter and true, complete and accurate copies are included in the Disclosure Documents. The maintenance and support provided under those agreements has been and remains sufficient for the full uninterrupted use of the Computer Systems.
18.6	The individual components and items which together constitute the Computer Systems are compatible with each other and are not to any material extent redundant.
18.7	The Company's employees at the date of this Agreement include a sufficient number of persons who are sufficiently technically competent and appropriately trained to ensure the proper operation and use of the Computer Systems. The Computer Systems are sufficiently documented to enable their full and proper use without reliance on the special knowledge or memory of any person.
18.8	No third party has any right to prevent the Company from continuing to use the Computer Systems except pursuant to provisions contained in the documents referred to in paragraph 18.3 and no such right has arisen or been purportedly exercised.
18.9	None of the Company's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access to or from such records, systems, controls, data or information) are not under the exclusive ownership and direct control of the Company.
18.10	The Company has a disaster recovery plan in respect of damage to or destruction of some or all of the Computer Systems which is prudent and which is designed to permit all of the critical functions of the Company's business which are run on the Computer Systems to be restored within 24 hours, the balance of functions being restored within 48 hours.
18.11	The Company has prudent procedures in place which are designed to ensure the security of the Computer Systems and data stored on it including by the use of properly administered and run password protection, data encryption, up to date industry standard virus checking software and procedures for taking and storing on site (at least once every 12 hours) and off site (at least once every 24 hours) back up copies of the Computer Software and all data stored on the Computer Equipment.
18.12	The Company is not a party to a facilities management agreement (whether as a provider or a recipient of services) nor is the Company a subscriber to or provider of bureau, out sourcing or similar services.
18.13	In the 12 month period immediately preceding the date of this Agreement, the Company has not suffered any failures or breakdowns of any of the Computer Systems.
18.14	The Company has in its possession or control all executable versions of all Computer Software in both source and object code except that which is licensed to the Company as referred to in paragraph 18.3.
18.15	The Computer Software is able to perform:
18.15.1	all the monetary transactions of the Company's business in euro in addition to sterling; and
18.15.2	any conversion and rounding requirements necessary to give effect to the substitution of sterling by the euro as the currency of the United Kingdom in accordance with all applicable legislation and regulations.
19.	Contracts
19.1	The Disclosure Documents contain true, complete and accurate copies of:
19.1.1	all current or unperformed (in whole or in part) contracts with a cost or value of £100,000 or greater to which the Company is a party, whether or not in the normal and ordinary course of business. For the avoidance of doubt, a contract shall not be unperformed for the purpose of this warranty solely by reference to the fact that any limitation period under any warranty provided by the Company has not expired;
19.1.2	details of all orders with a cost or value of £100,000 or greater received by the Company which are in any respect outstanding.
19.2	No tender, quotation or offer has been made by the Company which is outstanding otherwise than in the normal and ordinary course of business.
19.3	The Company is not a party to or subject to any contract, agreement, transaction or arrangement or subject to any liability which:
19.3.1	is of an unusual, onerous or abnormal nature or is not of an entirely arms' length nature;
19.3.2	is outside the normal and ordinary course of business:
19.3.3	is for a fixed term of more than six months or for an indefinite term incapable of termination in accordance with its terms on not more than 90 days' notice served by the Company at any time;
19.3.4	is of a long term nature (that is unlikely to have been fully performed in accordance with its terms within six months of the date on which it was entered into);
19.3.5	involves an aggregate outstanding expenditure by the Company of more than £100,000;
19.3.6	cannot be readily performed by the Company without undue expenditure or application of money, effort or personnel;
19.3.7	constitutes a sale or purchase, option or similar agreement, arrangement or obligation affecting the Company's business or any of its assets (save for the sale of the Company’s stock in trade in the ordinary course of the Company's business);
19.3.8	is one by which the Company grants or is granted sole or exclusive rights;
19.3.9	is a distributorship, agency, franchise or management agreement or arrangement;
19.3.10	involves payment by any party by reference to fluctuations in the index of retail prices or any other index or in a currency other than sterling;
19.3.11	is for a loan, guarantee, indemnity or suretyship;
19.3.12	so far as the Warrantors are aware is of a loss making nature (that is likely to result in a loss to the Company on completion of the Company's obligations);
19.3.13	involves, or is likely to involve, the manufacture, sale or supply of goods or the supply of services the aggregate sales value of which will be more than 5% of the Company's turnover for the preceding financial year;
19.3.14	so far as the Warrantors are aware has or is likely to have a material effect on the financial or trading position of the Company; or
19.3.15	confers or purports to confer a benefit or right on any person who is not a party to the relevant contract, agreement or arrangement.
19.4	All the contracts, agreements or arrangements to which the Company is a party and which are not fully discharged by performance are so far as the Warrantors are aware in full force and effect and so far as the Warrantors are aware constitute valid and binding obligations on the parties to such contracts, agreements and arrangements which are enforceable in accordance with their terms.
19.5	Neither the Company nor the Warrantors have any knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, a contract, agreement or arrangement to which the Company is a party. No party with whom the Company has entered into a contract, agreement or arrangement has given notice of its intention to terminate, or so far as the Warrantors are aware has sought to repudiate or disclaim, the contract, agreement or arrangement. The Company has not received written notice of any actual or proposed changes to the prices or other material terms of any contracts, agreements or arrangements to which it is a party.
19.6	The contracts, agreements and arrangements entered into by the Company have been duly complied with by the Company, and so far as the Warrantors are aware no party to such a contract, agreement or arrangement is in breach of any such contract, agreement or arrangement and so far as the Warrantors are aware there is no fact or circumstance which might give rise to a such breach by any party to such a contract, agreement or arrangement (other than the Company). No contract, agreement or arrangement to which the Company is a party is the subject of any dispute or claim and so far as the Warrantors are aware there is no fact or circumstance which might give rise to any such dispute or claim.
19.7	So far as the Warrantors are aware, there has been no delay, negligence or other default on the part of the Company and no event has occurred which, with the giving of notice or passage of time, could constitute a breach by the Company of any of its obligations under any contract, agreement or arrangement to which it is a party.
19.8	So far as the Warrantors are aware none of the other parties to any contract, agreement or arrangement to which the Company is a party is entitled to:
19.8.1	exercise any set off or counterclaim; or
19.8.2	to delay or withhold payment of any monies falling due under that contract, agreement or arrangement; or
19.8.3	to make payment to any party other than the party specified in such contract, agreement or arrangement.
19.9	The Company has not been a party to a transaction to which sections 190, 197, 198, 201, 203 or 223 of the Act apply.
19.10	The Company has not, within the 5 year period prior to Completion, paid any compensation to a third party agent in accordance with the terms of the Commercial Agents (Council Directive) Regulations 1993, and/or the national implementing legislation of the European Directive relating to Self Employed Commercial Agents (861/653/EE) in other European Union member states. So far as the Warrantors are aware there is no fact or circumstance which might give rise to a claim for such compensation being made against the Company.
20.	Joint ventures and partnerships
20.1	The Company is not, nor has it agreed to become, a member of any joint venture, consortium, European Economic Interest Grouping, partnership or other unincorporated association or a party to any agreement or arrangement for sharing profit, commissions or other income.
20.2	The Company is not a member of any partnership, trade association, society or other group, whether formal or informal, and whether or not having a separate legal identity and no such body is relevant to or has any material influence over the Company.
21.	Trading
21.1	General
21.1.1	The Company does not carry on business under licence or otherwise than as principal.
21.1.2	The Company does not use any name for any purpose other than its full corporate name.
21.1.3	The Company does not have, and has not conducted any part of its business through, any branch, place of business or agency outside the United Kingdom. The Company does not have any substantial assets outside the United Kingdom.
21.1.4	No agent, distributor, representative, supplier or other party (not being an employee) is entitled to any fixed or varying payment or credit in connection with the Company's business past, present or future.
21.1.5	During the year ending on the date of this Agreement no substantial customer or supplier of the Company has:
(a)	stopped, or indicated an intention to stop, trading with or supplying the Company;
(b)	reduced, or indicated an intention to reduce, its trading with or supplies to the Company; or
(c)	changed, or indicated an intention to change, the terms on which it is prepared to trade with or supply the Company (other than normal price and quota changes).
21.2	Customers
21.2.1	No customer (including any person connected with such customer) accounts for more than 5% of the aggregate value of all sales made by the Company in the 12 months ending on the date of this Agreement.
21.2.2	Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the normal and ordinary course of business, so far as the Warrantors are aware, the Company has not given a condition or warranty, or made a representation, in respect of goods manufactured or sold (or agreed to be manufactured or sold), or services supplied (or agreed to be supplied), by it nor has the Company accepted an obligation that could give rise to a liability after the goods have been manufactured or sold, or services have been supplied, by it.
21.3	Suppliers
21.3.1	No supplier (including any person connected with such supplier) accounts for more than 5% of the aggregate value of all purchases made by the Company in the 12 months ending on the date of this Agreement.
21.3.2	No amount owing by the Company to a creditor has been due for more than four weeks. A true, complete and accurate list of all creditors of the Company as at the close of business on the Business Day prior to the date of this Agreement is included in the Disclosure Documents.
21.3.3	No supplier to the Company is entitled to charge interest in respect of any monies owed to it by the Company. The Company has no liability (whether actual or contingent) for unpaid interest in respect of the late payment of any invoice or other liability paid or settled prior to Completion.
22.	Defective products or services
22.1	So far as the Warrantors are aware the Company has not manufactured, sold or supplied goods or services:
22.1.1	which are or were or will become faulty or defective; or
22.1.2	which do not comply with any warranties or representations expressly or impliedly (whether by statute, common law or otherwise) made by it;; or
22.1.3	which do not comply with any applicable regulations, standards and requirements.
22.2	Full details of all customer claims, complaints or returns relating to the Company that have occurred during the 12 months ending on the date of this Agreement are contained in the Disclosure Letter. There are no outstanding claims against the Company in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance of equipment or otherwise relating to liability for goods manufactured, sold or supplied, or services supplied, or to be so manufactured, sold or supplied by the Company and so far as the Warrantors are aware no such claims have been threatened or are anticipated.
22.3	The Company has no outstanding liability or obligation where it has admitted a liability or accepted an obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods manufactured, sold or supplied, or services supplied, by the Company.
22.4	The Company has not received and is so far as the Warrantors are aware not likely to receive a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987.
23.	Data protection and privacy
23.1	The Company has at all times fully complied with, and at the date of this Agreement fully complies with, the Data Protection Legislation including:
23.1.1	the data protection principles;
23.1.2	the requirements relating to notification of processing of personal data;
23.1.3	data subject access requests;
23.1.4	the obtaining of appropriate consents for direct marketing; and
23.1.5	the creation and regular maintenance of appropriate suppression lists.
23.2	Full details of the Company's registration under the Data Protection Act 1998 are set out in the Disclosure Letter.
23.3	No information notice or enforcement notice or other correspondence has been received by the Company from the Information Commissioner or any other competent authority or industry body alleging non-compliance or requiring compliance with the Data Protection Legislation and so far as the Warrantors are aware there is no fact or circumstance that might give rise to the issue of such notices or correspondence.
23.4	There is no claim or action, or so far as the Warrantors are aware any fact or circumstance that might give rise to a claim or action, against the Company for non-compliance with the Data Protection Legislation.
24.	Distance selling and e-commerce
24.1	The Company has at all times fully complied with, and at the date of this Agreement fully complies with, the Distance Selling Legislation including:
24.1.1	the provisions relating to the provision of information; and
24.1.2	the provisions relating to cancellation periods.
24.2	The Company has at all times fully complied with and currently complies with the E-Commerce Legislation including:
24.2.1	the provisions relating to the technical steps the customer must follow to conclude the contract; and
24.2.2	the provisions relating to the provision of information.
24.3	No correspondence has been received by the Company from the Competition and Markets Authority (or any predecessor) or any other competent authority or industry body alleging non-compliance or requiring compliance with the Distance Selling Legislation or the E-Commerce Legislation and so far as the Warrantors are aware there is no fact or circumstance that might give rise to such correspondence.
24.4	There is no claim or action, or so far as the Warrantors are aware any fact or circumstance that might give rise to a claim or action, against the Company for non-compliance with the Distance Selling Legislation or the E-Commerce Legislation.
25.	Litigation
25.1	Neither the Company, a Seller, nor so far as the Warrantors are aware a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the five (5) years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction. No civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is so far as the Warrantors are aware pending or has been threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable.
25.2	There is no fact or circumstance which might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving the Company or a person for whose acts or defaults the Company may be vicariously liable nor so far as the Warrantors are aware has the Company been concerned or involved in any act, event or omission which may give rise to such matters after the date of this Agreement.
25.3	There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or a person for whose acts or defaults the Company may be vicariously liable.
26.	Compliance
26.1	General
26.1.1	The Company has at all times carried on its business and used and dealt with its assets in compliance with all applicable legal and administrative requirements, laws and regulations whether of the United Kingdom or elsewhere.
26.1.2	There has been no violation of, or default with respect to, any statute, regulation, directive, order, decree or judgement of any court or any governmental agency of the United Kingdom (or any other country in which the Company conducts business) by the Company.
26.1.3	Neither the Company nor any officer nor so far as the Warrantors are aware any employee of the Company has committed any criminal, illegal or unlawful act or breach of contract or any legislation.
26.1.4	The Company does not carry on (and has not, at any time when not an authorised person under Part III Financial Services and Markets Act 2000, carried on) a regulated activity in the United Kingdom within the meaning of section 22 Financial Services and Markets Act 2000.
26.1.5	The Company is not and has not at any time been engaged in any activity governed by any consumer credit laws.
26.1.6	There is no outstanding liability for any industrial training levy or for any other statutory or governmental levy or charge in relation to the Company or any present or former employees.
26.2	Investigations
26.2.1	The Company is not currently, nor has it ever been, the subject of any governmental or other investigation, enquiry or disciplinary proceeding in any jurisdiction, no such investigation, enquiry or proceeding is pending or threatened and so far as the Warrantors are aware there is no fact or circumstance which might give rise to any such investigation, enquiry or proceeding.
26.2.2	So far as the Warrantors are aware no report has been made about the Company and/or its directors or employees to the National Crime Agency.
26.3	Unlawful payments
26.3.1	Neither the Sellers, the Company, any person for whose acts or defaults the Company may be vicariously liable nor any associated person of the Company (as defined in section 8 Bribery Act 2010) has:
(a)	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift, or other inducement;
(b)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee;
(c)	engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010; or
(d)	directly or indirectly made an unlawful contribution to a political activity.
26.3.2	The Company has in place adequate procedures (in accordance with the guidance published by the Secretary of State under section 9 Bribery Act 2010) designed to prevent any associated person (as referred to in paragraph 26.3.1 above) from bribing another person for the Company's benefit.
26.3.3	The Company has not:
(a)	acquired any asset with monies representing the proceeds of crime; or
(b)	at any time received monies representing the proceeds of crime.
26.3.4	The Shares were not purchased or subscribed for by the Sellers with monies representing the proceeds of crime.
26.4	Brokerage or commissions

No person is entitled to receive from the Company a finder's fee, brokerage or commission in connection with this Agreement or anything contained in it and the Company is not liable to pay to any of its directors, employees, agents or advisors any sum whatsoever in connection with the sale of the Shares.

27.	Permits
27.1	For the purposes of this paragraph 27, Permit shall mean a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation, or a filing of a notification, report or assessment, necessary in any jurisdiction for:
27.1.1	the proper and effective operation of the Company's business;
27.1.2	the Company's ownership, possession, occupation or use of any of its assets;
27.1.3	the manufacture, sale or supply of any goods or services by the Company; or
27.1.4	the marketing of such goods or services.
27.2	The Company has obtained and so far as the Warrantors are aware complied with the terms and conditions of each Permit, full details of which are set out in the Disclosure Letter and true, complete and accurate copies of which are included in the Disclosure Documents.
27.3	Each Permit is in full force and effect and is unconditional or subject only to a condition that has been satisfied (and nothing more remains to be done under the condition). No expenditure or work is or so far as the Warrantors are aware will be necessary to comply with, maintain or obtain a Permit. There is no indication that any Permit might be revoked, suspended, cancelled, varied or not renewed and so far as the Warrantors are aware each action required for the renewal or extension for each Permit has been taken. No Permit and no condition to which any Permit is subject is personal to the Sellers and so far as the Warrantors are aware there is no fact or circumstance which indicates that equivalent Permits (on no less favourable terms) would not be granted to the Company following the acquisition of the Shares by the Buyer.
28.	Health & safety
28.1	So far as the Warrantors are aware the Company has complied with all of its obligations and duties under all Health & Safety Laws, and so far as the Warrantors are aware the activities of the Company are and have always been carried on in accordance with all relevant Health & Safety Laws.
28.2	There are no civil, criminal, arbitration or administrative actions, claims or proceedings pending or threatened against the Company arising from or relating to any Health & Safety Laws and so far as the Warrantors are aware there is no fact or circumstance which might lead to such actions, claims or proceedings.
28.3	The Company has not received any communication from any regulatory authority with regard to any alleged breach of Health & Safety Laws and there have been no complaints, investigations, enquiries, requests for information or other formal or informal indications of any possible claims or legal actions in respect of Health & Safety Matters from any person including any neighbour, current or former employee, or regulatory authority.
28.4	The Company has not been, and is not currently being, investigated by any person, regulatory body, local authority, court or competent organisation in relation to Health & Safety Matters, and so far as the Warrantors are aware there is no fact or circumstance which could result in the Company being subject to any such investigation.
29.	Environmental Matters
29.1	The activities of the Company are, and have at all times, been carried on in compliance with all relevant Environmental Laws.
29.2	Full details of all Environmental Licences obtained by the Company are set out in the Disclosure Letter, together with all amendments to or variations from such licences. No other Environmental Licences are required by the Company.
29.3	All fees payable in relation to any such Environmental Licences have been paid and so far as the Warrantors are aware there has been no default in the observance of the Environmental Licence by the Company, its officers, employees, consultants or agents. No application for an Environmental Licence is pending.
29.4	No steps have been taken for the revocation, cancellation, withdrawal, variation or surrender of any Environmental Licence and so far as the Warrantors are aware no fact or circumstance exists which might give rise to any revocation, cancellation, withdrawal, amendment, variation or restriction upon transfer of any Environmental Licence or which would prevent compliance with any of its terms.
29.5	The Company has not received any claim, notice, requirement or complaint from any person, regulatory body, court or competent organisation in respect of Environmental Matters which:
29.5.1	might prevent the continued use of any part of a Property in the manner and for the purpose for which it is now being used;
29.5.2	requires any remedial work to a Property or the clearance or removal from a Property of any Relevant Substance; or
29.5.3	alleges any breach of Environmental Laws,

and so far as the Warrantors are aware there is no fact or circumstance which might give rise to any such claim, notice, requirement or complaint.

29.6	There has been no deposit, keeping, tipping, storage, treating, importing, exporting, transporting, processing, manufacture, collection or production of any Relevant Substance at, above, upon, in, under, to or from any Property by the Company.
29.7	The Company has received no notice or complaint of leaching or migration of any Relevant Substance into any land adjoining any Property or of any unauthorised emission, release or discharge of any Relevant Substance from any Property.
29.8	So far as the Warrantors are aware there is, and has been, no underground storage tank at any Property.
29.9	So far as the Warrantors are aware no process or activity has been carried on at any Property by the Company which has caused, will cause or may cause pollution of the environment or harm to human health (in each case within the meaning of the EPA) or will result in a legally enforceable obligation on the Company in respect of such pollution or harm to human health.
29.10	So far as the Warrantors are aware no process or activity has been carried on at any Property by the Company which has resulted in any water standing on or running through either any Property or any site adjacent to any Property (whether a natural or man-made watercourse or by percolation).
29.11	The Company currently satisfies the conditions attaching to authorisations required under section 6 of the EPA.
29.12	No works have been carried out at any Property during the period of the Company’s occupation in relation to Environmental Matters by any statutory authority in respect of which such authority is entitled to recover its costs.
29.13	The Company does not meet the qualifying criteria for, and is not required to participate in, the CRC Energy Efficiency Scheme established by the CRC Energy Efficiency Scheme Order 2010.
30.	Competition
30.1	The Company is not nor has it ever been a party to any agreement, arrangement or practice, nor has it engaged in any course of conduct or practice which:
30.1.1	has been the subject of any enquiry or investigation under the Fair Trading Act 1973, the Competition Act 1980 or the Enterprise Act 2002 or under any competition or anti-trust law anywhere in the world;
30.1.2	so far as the Warrantors are aware infringes or has infringed the Competition Act 1998 or the Enterprise Act 2002 (whether or not it was or is exempted or excluded under the Competition Act 1998);
30.1.3	so far as the Warrantors are aware infringes or has infringed Article 101(1) Treaty of the Functioning of the European Union (TFEU) (previously Article 81 of the EC Treaty) (whether or not it is or was exempted under Article 101(3) of TFEU (previously Article 81(3) of the EC Treaty)) or Article 102 of TFEU (previously Article 82 of the EC Treaty);
30.1.4	so far as the Warrantors are aware infringes or has infringed any competition, anti-trust or restrictive trade practices law, rule or regulation anywhere in the world;
30.1.5	is or has been the subject of any measure, including any undertaking or commitment on the part of the Company to, or any requirement, decision or order of, the Restrictive Practices Court, the Competition and Markets Authority (or any predecessor), the Secretary of State for Business, Innovation and Skills (or any predecessor), the European Commission, the Court of Justice of the European Communities or the Competition Appeal Tribunal or to any other competition or regulatory authority, tribunal or court anywhere in the world; or
30.1.6	is or has been the subject of any fine or penalty, imposed or threatened to be imposed, for any reason including infringement of any law, regulation, administrative provision or similar matter relating to fair competition, anti-trust, monopolies, mergers or similar matters by the European Commission, the Competition and Markets Authority (or any predecessor) or any authority, court or tribunal of competent jurisdiction of any country having jurisdiction in anti-trust matters.
30.2	Neither the Company nor any of its directors, agents or employees has made any application to the European Commission or any other competition authority for a declaration of inapplicability, for negative clearance, for leniency or for a letter of comfort in respect of any agreement, decision or practice relating to the business of the Company.
30.3	The Company has not received a notice of any breach by it of any competition, anti-trust, anti-restrictive trade practice or consumer protection law, rule or regulation anywhere in the world nor is it, or has it ever been, under or subject to or required or invited to participate in, any investigation, enquiry, report or order by or by reference to any regulatory authority under any such law, rule or regulation.
30.4	The Company is not a party or otherwise bound under the terms of any agreement or arrangement which restricts the Company's freedom to carry on the whole or any part of its business or to use or exploit any of its assets in any part of the world as it thinks fit.
30.5	The Company has not received, nor is it due to receive, any aid granted by a member state of the European Union or through state resources within the meaning of Article 107 of the TFEU (previously article 87(1) of the EC Treaty).
30.6	The Company has not within the last two years been party to any merger, concentration or other similar arrangement which was capable of review by any anti-trust or similar authorities in any jurisdiction.
31.	Insurance
31.1	Full, complete and accurate particulars of all insurance and indemnity policies maintained by the Company or in which the Company has an interest (together, the Policies), including all endorsements on such Policies, are set out in the Disclosure Letter.
31.2	Each of the Policies is valid and enforceable and is not void or voidable. Neither the Company, nor any director, or so far as the Warrantors are aware any employee or agent of the Company, has done anything or omitted to do anything which might make any of the Policies void or voidable.
31.3	All premiums due in respect of such Policies have been duly and punctually paid and the Company has not done or omitted to do anything which might result in an increase in the premium payable under any of the Policies.
31.4	The Company has not at any time been refused any insurance.
31.5	The Company has never received a report or recommendation from its insurance brokers or other advisors which has not been implemented in full.
31.6	So far as the Warrantors are aware the Company has not failed to disclose to an insurer in relation to any insurance policy any information which such insurer would consider to be material for disclosure.
31.7	There is no claim outstanding under any of the Policies and so far as the Warrantors are aware there is no fact or circumstance which might give rise to such a claim.
31.8	The Company has not acquired any benefit under any policy of insurance otherwise than as original beneficial owner.
32.	Employees
32.1	General
32.1.1	In this paragraph 32 Employees shall mean all the employees, workers, officers, consultants and/or agents of the Company.
32.1.2	The Company is not a party to any consultancy contract.
32.1.3	There is no employment contract between the Company and any of its Employees which cannot be terminated by one months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal). The Company has not received notice of resignation from any Employee.
32.1.4	There is no employment or consultancy contract or other contract of engagement between the Company and any person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Company has a continuing obligation.
32.1.5	The Disclosure Documents contain details of:
(a)	the total number of the Company's Employees including details of those who are on maternity leave or absent because of disability or other long-term leave of absence and (in each case) have or may have a right to return to work with the Company;
(b)	the name, date of start of employment, period of continuous employment, salary and other benefits, grade and age of each Employee and, where an Employee has been continuously absent from work for more than one month, the reason for the absence;
(c)	the terms of the contract of each Employee;
(d)	information of any disciplinary procedure taken against an Employee within the two years ending on the date of this Agreement in; and
(e)	information of any grievance procedure taken by an Employee within the two years ending on the date of this Agreement.
32.1.6	Since the Accounts Date:
(a)	the basis of the remuneration payable to the Employees has not altered and the Company is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its Employees; and
(b)	no alterations have been made in the terms of employment or conditions of service of any of the Employees or in the pension or other benefits of any of the Employees or any past officer or employee of the Company or any of their dependants or in the terms of any agreement or arrangement (whether written or unwritten and whether binding or not) with any trade union, employee representative or body of employees or their representatives.
32.1.7	The Company owes no amount to any Employee or former Employee (or his dependant) other than for accrued remuneration or reimbursement of business expenses which, to the extent due, have been paid or discharged in full.
32.1.8	There is no agreement or arrangement between the Company and an Employee or former Employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Company has not provided, or agreed to provide a gratuitous payment, loan or benefit to an Employee or to any of his dependants.
32.1.9	The Company has maintained up-to-date, full and accurate records regarding each of its Employees (including details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters and termination of employment).
32.1.10	The Company has not entered into any agreement and no event has occurred which may involve the Company in the future acquiring any undertaking or part of one such that the Transfer of Undertakings (Protection of Employment) Regulations 2006 may apply in relation to such agreement or event.
32.1.11	The Company has not dismissed any person in contemplation of this transaction or in the 12 month period immediately preceding the date of this Agreement.
32.1.12	No outstanding offer of employment has been made by the Company to any person nor has any person accepted an offer of employment made by the Company but not yet commenced such employment.
32.1.13	So far as the Warrantors are aware none of the Employees is disabled for the purposes of the Equality Act 2010.
32.1.14	All of the Employees have the right to work in the UK and so far as the Warrantors are aware the Company has complied with all of its obligations in this regard.
32.1.15	There are no temporary workers within the Company's business. In relation to any temporary workers the details of whom are Disclosed against this warranty, the Company has so far as the Warrantors are aware complied with its obligations pursuant to the Agency Workers Regulations 2010.
32.1.16	So far as the Warrantors are aware the Seller has at all times calculated and paid holiday pay to the Employees correctly in accordance with the Working Time Directive, the Working Time Regulations 1998 and current case law (including Lock v British Gas Plc and Bear Scotland).
32.2	Payments on termination

Except as Disclosed in the Accounts, the Company has not:

32.2.1	incurred a liability for breach or termination of an employment contract including a redundancy payment, protective award or compensation for wrongful dismissal, unfair dismissal or failure to comply with an order for the reinstatement or re-engagement of an Employee;
32.2.2	incurred a liability for breach or termination of a consultancy agreement where such liability remains outstanding;
32.2.3	made or agreed to make a payment or provided or agreed to provide a benefit to an Employee or former Employee (or to any of his dependants) or made any other agreement or arrangement in connection with the actual or proposed termination or retirement or suspension of employment or variation of an employment contract; or
32.2.4	so far as the Warrantors are aware incurred a liability in respect of any accident or injury which is not covered by insurance; or
32.2.5	received notice of claim from an Employee or former Employee indicating a potential liability in respect of any of the foregoing.
32.3	Compliance with law
32.3.1	The Company has complied with:
(a)	each obligation imposed on it by, and each order and award made under, statute, the Treaty of Rome, TFEU, EC Directive, regulation, code of conduct and practice, collective agreement, custom and practice relevant to the relations between it and its Employees or a trade union or the terms of employment of its Employees;
(b)	each recommendation made by the Advisory, Conciliation and Arbitration Service and each award and declaration made by the Central Arbitration Committee;
(c)	the provisions of the Employment Rights Act 1996 in relation to its Employees;
(d)	each obligation under the Working Time Regulations 1998, in particular, as to the hours worked by its Employees and as to its record-keeping obligations; and
(e)	the provisions of the Information and Consultation of Employees Regulations 2004.
32.3.2	There are no enquiries or investigations existing, pending or threatened affecting the Company in relation to any Employee or former Employee by the Equality and Human Rights Commission, the Health and Safety Executive or any other body with similar functions or powers in relation to workers.
32.4	Redundancies and transfer of business
32.4.1	Within the year ending on the date of this Agreement the Company has not:
(a)	given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or
(b)	been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or failed to comply with a duty to inform and consult employee representatives or a trade union under those Regulations.
32.4.2	No Employee is entitled or potentially entitled to any enhanced redundancy payment and/or early retirement benefits, whether on the grounds of redundancy or otherwise.
32.5	Trade unions
32.5.1	The Company has no agreement or arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its Employees.
32.5.2	The Company is not involved in, and so far as the Warrantors are aware no fact or circumstance exists which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its Employees.
32.5.3	The Company has not received any formal request under the Information and Consultation of Employees Regulations 2004.
32.5.4	No collective agreements affect any Employee's terms and conditions of employment.
32.6	Incentive schemes

The Company does not have and is not proposing to introduce a share incentive, share option, profit sharing, bonus, commission or other incentive scheme for any of its Employees.

32.7	Employment claims
32.7.1	There are no legal or other proceedings between the Company on the one hand and any Employee or former Employee on the other hand nor are any such proceedings pending or threatened.
32.7.2	So far as the Warrantors are aware there is no fact or circumstance which might give rise to any such proceedings referred to in paragraph 32.7.1 above.
32.7.3	No court or Tribunal case, claim or action has been brought by any Employee or former Employee against the Company within the two years ending on the date of this Agreement.
33.	PENSIONS

In this paragraph 33, the following expressions shall have the following meanings:

Disclosed Scheme

the Pension Scheme and every other arrangement disclosed in the Disclosure Letter in relation to this paragraph 33;

Employees

the Company's employees, directors, former employees and former directors; and

Relevant Benefits

pensions, allowances, lump sums or other benefits payable on or after termination of service, retirement, death, during periods of sickness or incapacity or in similar circumstances.

33.1	Save for under the Disclosed Scheme, the Company does not have any legal, voluntary or moral obligation to pay, contribute towards or meet the cost of any Relevant Benefits for the benefit of or in respect of any person. No proposal, announcement or assurance has been given to any Employee as to the introduction, continuance, increase or improvement of or the payment of a contribution towards any Relevant Benefits.
33.2	Full details of the Disclosed Scheme have been provided to the Buyer including (but not limited to) complete and correct copies of:
33.2.1	all resolutions, policies and other documents establishing, governing or relating to the Disclosed Scheme;
33.2.2	all announcements, member booklets, notices and other explanatory literature issued to members of the Disclosed Scheme and copies of letters or other documents relating to any special arrangements under the Disclosed Scheme for individual members or groups of members; and
33.2.3	a list of all Employees who are members of the Disclosed Scheme together with all of the data and particulars necessary to establish the benefits payable or contingently payable to or in respect of them under the Disclosed Scheme;

as well as details of any proposed changes to any of the information contained in the above documents.

33.3	There is no obligation to provide benefits under or make contributions to the Disclosed Scheme except as revealed in the documents provided to the Buyer and no discretion or power has been or will before Completion be exercised under the Disclosed Scheme to:
33.3.1	augment benefits in respect of any of the Employees;
33.3.2	admit to membership an Employee who would not otherwise have been eligible for membership of the Disclosed Scheme;
33.3.3	provide in respect of a member a benefit which would not otherwise have been provided in respect of such member; or
33.3.4	pay a contribution to the Disclosed Scheme in respect of an Employee which would not otherwise have been paid.
33.4	All death in service and disability benefits (other than refunds of contributions) which may be payable to or in respect of any of the Employees are fully insured under a policy with an insurance company authorised to carry on long-term insurance business under the Financial Services and Markets Act 2000 and all premiums payable in respect of such policies have been paid. So far as the Warrantors are aware there is no reason why such policies might be invalidated or why the insurance company might seek to avoid liability under them. No special terms including as to premiums have been imposed in relation to that insurance.
33.5	All amounts payable by the Company, to or in respect of the Disclosed Scheme have been paid. All employer and employee contributions to the Disclosed Scheme have been made promptly at the time that they were due. The Disclosure Letter sets out the rates at which the Company's and Employees' contributions to the Disclosed Scheme are being paid and how they are calculated.
33.6	No employer other than the Company participates in the Disclosed Scheme.
33.7	There are no disputes, proceedings, claims or actions in progress, pending or threatened (other than routine claims for benefits) in relation to the Disclosed Scheme or otherwise in relation to the Company's provision (or failure to provide) Relevant Benefits to Employees (including complaints to the Pensions Ombudsman or investigations by the Pensions Regulator) and so far as the Warrantors are aware there are no existing circumstances likely to give rise to any such disputes, proceedings, claims or actions.
33.8	The Disclosed Scheme is a money purchase scheme (as defined in section 181(1) of the Pension Schemes Act 1993) and the benefits currently, prospectively and contingently payable under the Disclosed Scheme (other than those which are fully insured) are solely the benefits which can be provided by the funds available in respect of each member under the Disclosed Scheme.
33.9	The Disclosed Scheme is a registered pension scheme as defined in section 150(2) of the Finance Act 2004 and so far as the Warrantors are aware there are no circumstances which would give HM Revenue & Customs reason to withdraw such registration.
33.10	The Disclosed Scheme does not distinguish between members on grounds of age in the provision of benefits relating to periods of service on or after 1 December 2007 except to the extent that such different treatment falls within one or more of the excepted rules, practices, actions or decisions set out in the Equality (Age Exceptions for Pension Schemes Order) 2010.
33.11	The Company and the Disclosed Scheme have not at any time treated an Employee less favourably in the provision of Relevant Benefits or access to the Disclosed Scheme on the grounds of gender, disability, race, sexual orientation, religious belief, marital status, hours of work or fixed-term or temporary agency worker status.
33.12	So far as the Warrantors are aware the Disclosed Scheme has at all times been administered in accordance with the provisions of all relevant statutes, regulations and other overriding legal requirements and in accordance with the powers and provisions of the Disclosed Scheme and with due regard to the general requirements of law.
33.13	The Company has complied in all material respects with its obligations under the Disclosed Scheme.
33.14	The Company has not at any time participated in any occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993).
33.15	The Company is not or has not in the six years prior to Completion been an associate of or connected with (within the meaning of sections 435 and 249 respectively of the Insolvency Act 1986) any person who is an employer in relation to a pension scheme to which sections 38 to 51 of the Pensions Act 2004 apply.
33.16	In relation to any Employee whose contract of employment transferred to the Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied:
33.16.1	the Company has complied with its obligations under sections 257 and 258 of the Pensions Act 2004 and Regulations thereunder; and
33.16.2	no such Employee had rights or entitlements under an occupational pension scheme in respect of their employment prior to the transfer other than rights relating solely to benefits for old age, invalidity or survivors (within the meaning of regulation 10(2) of the Transfer of Undertakings (Protection of Employment) Regulations 2006.
33.17	The Company has at all times complied with its obligations under Part I of the Welfare Reform and Pensions Act 1999 including (but not limited to), prior 1 October 2012, providing access to a designated stakeholder pension scheme.
33.18	The Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of the Company. Full details of this compliance are set out in the Disclosure Letter, including (but not limited to):
33.18.1	any documents relating to the Company's staging date;
33.18.2	copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, including details of its registration in accordance with regulation 3 of the Employers' Duties (Registration and Compliance) Regulations 2010;
33.18.3	copies of any records kept in accordance with regulations 5-8 of The Employers' Duties (Registration and Compliance) Regulations 2010 in respect of the Employees;
33.18.4	if a personal pension scheme was used as a "qualifying scheme", copies of any agreements between the provider and the jobholder under section 26 of the Pensions Act 2008;
33.18.5	details of any Employees who have opted out and copies of any opt-out letters in respect of those employees; and
33.18.6	a copy of any certification under section 28 of the Pensions Act 2008.
34.	Financial facilities
34.1	Bank accounts
34.1.1	The Disclosure Letter sets out full details of all investment, deposit and bank accounts maintained by or on behalf of the Company and of the banks or other financial institutions at which those accounts are kept.
34.1.2	A statement of the credit or debit balances on each of the accounts referred to in paragraph 34.1.1 as at a date not more than two Business Days prior to the date of this Agreement is included in the Disclosure Documents, together with statements showing and reconciling those statements with the cash book balances of the Company at the date of this Agreement. Since such statements there have been no payments out of any such accounts except for routine payments in the normal and ordinary course of business.
34.2	Borrowings
34.2.1	Full details of all overdrafts, loans or other financial facilities outstanding or available to the Company are set out in the Disclosure Letter, whether or not such facilities are of a type which would be required to be shown in or reflected in the Accounts (including any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance, lease, hire purchase agreement, trade bills (other than those on terms normally obtained) forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) and true, complete and accurate copies of all documents relating to such matters are included in the Disclosure Documents.
34.2.2	So far as the Warrantors are aware neither the Sellers nor the Company has done anything whereby the continuance in full force and effect of the facilities referred to in paragraphs 34.1.1 and 34.2.1 might be affected or prejudiced.
34.2.3	The total amount borrowed by the Company does not exceed any limitations on the borrowing powers of the Company contained in:
(a)	the Company's constitution; or
(b)	any debenture or other deed or document binding on the Company.
34.2.4	The Company has not incurred any indebtedness other than in the normal and ordinary course of business.
34.2.5	The Company does not have outstanding, nor has it agreed to create or issue, any loan capital.
34.3	Guarantees, indemnities and Encumbrances
34.3.1	The Company is not a party to and is not liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.
34.3.2	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.
34.3.3	The Company does not have outstanding any Encumbrance or any obligation (including a conditional obligation) to create any Encumbrance.
34.4	Events of default
34.4.1	No event has occurred or been alleged which:
(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or
(b)	will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Company becoming enforceable (or will do so with the giving of notice or lapse of time or both), and so far as the Warrantors are aware there is no fact or circumstance which might give rise to any such obligation to repay or to any such Encumbrance becoming enforceable.

34.4.2	The Company has not repaid any sum in the nature of borrowings in advance of any due date.
34.5	Loans

The Company has not made a loan which remains outstanding.

34.6	Grants

The Company is not liable to repay an investment or other grant or subsidy made to it by a body (including the Department of Business, Innovation and Skills or any predecessor). So far as the Warrantors are aware no fact or circumstance (including the execution and performance of this Agreement) exists which might entitle a body to require repayment of, or refuse an application by the Company for, the whole or part of a grant or subsidy.

35.	Insolvency
35.1	No order or application has been made or resolution passed for the winding up of the Company or for the appointment of a provisional liquidator to the Company.
35.2	No petition has been presented and no application has been made to court for an administration order in respect of the Company and no notice of an intention to appoint an administrator of the Company has been given or filed.
35.3	No receiver or receiver and manager has been appointed of the whole or part of the Company's business or assets.
35.4	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Company. No compromise or arrangement has been proposed, agreed to or sanctioned under part 26 of the Act in respect of the Company.
35.5	The Company is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986. The Company has not stopped paying its debts as they fall due.
35.6	No distress, execution or other process has been levied on an asset of the Company.
35.7	There is no unsatisfied judgment or court order outstanding against the Company.
35.8	None of the Company's assets have been the subject of a transaction at an undervalue within the meaning of Part IX or Part VI Insolvency Act 1986.
35.9	No action is being taken by the Registrar of Companies to strike the Company off the register.
35.10	The Company has not suffered any equivalent or analogous proceedings or orders to any of those described above in this paragraph 35 under the law of any other jurisdiction.
36.	Effect of sale

Neither the execution and delivery nor the performance of this Agreement or of a document or agreement entered into pursuant to this Agreement or of any obligation under it will:

36.1	conflict with or constitute or result in a breach of or default under or require the consent of a person under:
36.1.1	any governmental, public or contractual obligation which is binding upon the Company or any Seller, including the provisions of any Encumbrance to which the Company or any Seller is a party or by which any of the Shares or the Company's assets are bound or subject;
36.1.2	any court order, judgment, decree, award or injunction which is binding upon the Company or any Seller or by which any of the Shares or the Company's assets are bound or subject; or
36.1.3	an agreement, arrangement or obligation to which the Company or any Seller is a party or a legal or administrative requirement in relation to the Company or any Seller in any jurisdiction;
36.2	result in the Company losing the benefit of an asset, licence, grant, subsidy, right or privilege which it enjoys at the date of this Agreement in any jurisdiction;
36.3	relieve any person from any obligation under any contract, agreement or arrangement to which the Company is a party or entitle any person to terminate any such obligation or any right or benefit enjoyed by the Company under any such contract, agreement or arrangement;
36.4	result in the creation, imposition, crystallisation or the enforcement of any Encumbrance on or over any of the Company's assets; or
36.5	make the Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.
37.	Insider agreements
37.1	The business of the Company is not carried on by or for the benefit of any person other than the Company.
37.2	None of the Warrantors nor any person connected with any of the Warrantors is, or has at any time in the five years prior to the date of this Agreement, been involved, engaged or interested in any other company or business which in any way overlaps or competes with, or is likely to compete with, or has in any way affected the trading results and performance of the Company.
37.3	There is, and during the three years ending on the date of this Agreement there has been, no agreement or arrangement (legally enforceable or not) affecting the Company to which a Seller is or was a party and in which a Seller, a director or former director of the Company or a person connected with any of them is or was interested in any way, other than a bona fide contract of employment made between the Company and a Seller or a director or former director of the Company in the normal and ordinary course of business.
37.4	There is no amount owing by the Company to any Seller, director or former director of the Company (or any person connected with any such Seller, director or former director) nor does any Seller, director or former director of the Company (or any person connected with any such Seller, director or former director) have any claims against the Company on any account whatsoever including claims for compensation for loss of office, unfair dismissal or redundancy.
37.5	There is no amount owing to the Company from any Seller, director or former director of the Company (or any person connected with any such Seller, director or former director) nor does the Company have any claims against any Seller, director or former director of the Company (or any person connected with any such Seller, director or former director) on any account whatsoever.
38.	LOCKED BOX
38.1	Save for Permitted Payments, since the Completion Accounts Date:
38.1.1	no transfers of value outside the ordinary course of business (including, without limitation, dividends, distributions, returns of capital and any acquisition or disposal of assets) have been made to or on behalf of any of the Sellers (or any person connected with a Seller) by the Company;
38.1.2	no debt or other amount owing to the Company by any of the Sellers (or any person connected with a Seller) has been waived, forgiven or otherwise released (in whole or in part); and
38.1.3	no indemnity or waiver or discharge of any liability has been granted by the Company in favour of any of the Sellers (or any person connected with a Seller).
38.2	The Company has not entered into any agreement or arrangement with any of the Sellers (or any person connected with a Seller) in connection with any of the matters referred to in paragraph 38.1 of this schedule.

schedule 5

Limitations on Sellers' liability

1.	Financial limits
1.1	The Warrantors shall not be liable in respect of a Claim unless the amount that would otherwise be recoverable from the Warrantors (but for this paragraph 1.1) in respect of that Claim exceeds £10,000.
1.2	The Warrantors shall not be liable in respect of a Claim unless and until the amount that would otherwise (but for this paragraph 1.2) be recoverable from the Warrantors in respect of that Claim when aggregated with any other amount or amounts recoverable in respect of all other Claims (excluding any amounts in respect of a Claim for which the Warrantors have no liability by virtue of paragraph 1.1 above) exceeds £100,000, in which event the Warrantors shall be liable for the whole of such amount and not merely the excess.
1.3	The aggregate liability of the Warrantors for all Claims and any Tax Claims shall not exceed £125,000 and the liability of each Warrantor shall not exceed the consideration receivable by him.
1.4	The liability of MJF Pension Trustees Limited (and its officers and directors) shall be limited to the value of the assets of the Michael J Field SIPPS (P L Jackson a/c) from time to time and will cease immediately should Peter Lindsey Jackson cease to be a member of the Michael J Field SIPPS.
1.5	The aggregate liability of each Seller for any claim under clause 6.10 of this Agreement shall not exceed the consideration received by that Seller.
2.	Time limits
2.1	The Warrantors shall not be liable for a Claim (other than under clause 6.10 of this Agreement) unless the Buyer gives the Sellers' Representative written notice summarising the nature of the Claim (insofar as it is known to the Buyer) and as far as is reasonably practicable an estimate of the amount claimed:
2.1.1	in the case of a Claim for breach of any of the Warranties in part 3 of schedule 6 within a period of seven years of Completion; or
2.1.2	in the case of any other Claim or claim pursuant to paragraph 38 of paragraph 4, on or before the second anniversary of Completion.
2.2	The Sellers (including without limitation the Warrantors) shall not be liable for a claim under clause 6.10 of this Agreement unless the Buyer gives the Sellers’ Representative written notice summarising the nature of the claim (insofar as it is known to the Buyer) and as far as is reasonably practicable an estimate of the amount claimed within a period of six years of Completion.
2.3	A Claim notified in accordance with paragraph 2.1 or 2.2, which is not previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn and waived in full by the Buyer unless proceedings in respect of that Claim have been both issued and served on the Sellers' Representative within the period of 12 months starting on the day such claim was notified to the Sellers' Representative.
3.	No double claim

The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution (whether under the Warranties, Tax Covenant or otherwise) more than once in respect of the same liability or loss.

4.	Duty to mitigate

Nothing in this Agreement restricts or limits the Buyer's general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

5.	Fraud

Notwithstanding any other provision of this Agreement, nothing in this schedule 5 or any other provision of this Agreement shall apply to exclude or limit the liability of the Warrantors to the extent that a Claim arises or is increased by reason of (or the delay in discovery of which results from) any fraud or fraudulent misrepresentation or dishonest or wilful misconduct by or on behalf of the Warrantors.

6.	PROVISION MADE IN COMPLETION ACCOUNTS

The Warrantors shall have no liability in respect of any Claim if and to the extent that any allowance, provision or reserve was made in the Accounts or Completion Accounts in respect of the matter or circumstances giving rise to the Claim.

7.	RECOVERY FROM THIRD PARTIES
7.1	In the event that the Buyer or the Company is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim the following provisions shall apply:
7.1.1	the liability of the Warrantors in respect of the related Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim; and
7.1.2	if the Warrantors make a payment to the Buyer in respect of a Claim and the Buyer or the Company subsequently recovers from a third party a sum which is referable to that Claim, the Buyer shall promptly repay to the Warrantors the lower of:
(a)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum); and
(b)	the amount paid to the Buyer by the Warrantors in respect of the relevant Claim.
7.2	If any amount is repaid to the Warrantors in accordance with paragraph 7.1.2, the amount so repaid shall be deemed to have never been paid by the Warrantors to the Buyer.
7.3	The Buyer will and will procure that the Company will:
7.3.1	use all commercially reasonable good faith efforts to seek reimbursement from insurance providers and/or third parties before making any claim; and
7.3.2	not intentionally or voluntarily take or neglect to take action to the extent same would be outside the normal course of business, for the purpose of creating a Claim.
8.	CHANGE IN LAW

The Warrantors shall not be liable in respect of any Claim to the extent that it arises, or its value is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement.

9.	VOLUNTARY ACTS

The Warrantors shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to, or the Warrantors’ liability pursuant to such Claim is increased as a result of:

9.1	any voluntary act, omission, transaction or arrangement of the Buyer or the Company (or its directors, employees or agents in each case other than the Warrantors themselves) on or after Completion except where such act, transaction, omission or arrangement was:
9.1.1	carried out or effected pursuant to a legally binding obligation entered into on or before the date of this Agreement; or
9.1.2	in the ordinary course of business of the Company as carried on at Completion; or
9.2	any voluntary act, omission, transaction or arrangement carried out at the request or with the consent of the Buyer before Completion; or
9.3	any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company introduced or having effect after Completion (other than to the extent necessary to comply with the law or UK GAAP applying and in force on or prior to Completion).
10.	CONDUCT OF THIRD PARTY CLAIMS
10.1	The provisions of this paragraph 10 shall apply in the event that any third party brings or makes (or threatens to bring or make) any claim, demand, action or proceedings against any of the Buyer or the Company which may reasonably be considered likely to give rise to a Claim (a Third Party Claim).
10.2	In the event of a Third Party Claim, the Buyer shall:
10.2.1	as soon as reasonably practicable give written notice of the Third Party Claim to the Warrantors, specifying the nature of the Third Party Claim;
10.2.2	keep the Warrantors informed of the progress of, and all material developments in relation to, the Third Party Claim;
10.2.3	provide the Warrantors (at their cost) with copies of all material information and correspondence relating to the Third Party Claim; and
10.2.4	give (and cause each member of the Buyer's Group to give) the Warrantors and their professional advisers access at reasonable times (and on reasonable prior notice) to its premises and personnel, and to any relevant assets, accounts, documents or records within its control, for the purposes of enabling the Warrantors to assess the Third Party Claim and to exercise their rights under this paragraph 10.2.
11.	NO SET-OFF

The Buyer shall not have any right of set-off (howsoever arising) in respect of any Claim or claim under the Tax Covenant and all sums payable by the Buyer to the Sellers under this Agreement shall be paid in full without set-off, counterclaim or other deduction.

12.	NO RESCISSION

The Buyer agrees that rescission shall not be available as a remedy for any breach of this Agreement and the Buyer shall not be entitled to rescind or terminate this Agreement.

schedule 6

Taxation

Part 1– Definitions and interpretation

1.	Definitions

In this schedule, in addition to the words and expressions defined in clause 1.1, the following definitions shall apply:

Accounts Relief

any Relief which was:

(a)	treated as an asset of the Company in the Completion Accounts; or
(b)	taken into account in computing (and so reducing or eliminating) any provision for deferred tax which appears in the Completion Accounts or which but for such Relief would have appeared in the Completion Accounts;

and for this purpose Accounts Relief shall include any Relief, which the Company has assumed is available to it and has been utilised in the Completion Accounts whether or not at the time of such utilisation the Company was actually entitled to any such Relief;

Assessment for Tax

any assessment notice demand letter or other document issued or action taken by or on behalf of any person, authority or body or the submission of any form, return or computation relating to Tax from which it appears that the Warrantors are or may be subject to a Tax Claim;

Auditors

the auditors or, in the absence of auditors, the accountants for the time being of the Company;

Buyer's Tax Group

the Buyer and any other company or companies (other than the Company) which are at any time treated as members of the same group as, or otherwise connected or associated with, the Buyer for any Tax purposes;

CTIP

the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175);

Event

any act, transaction omission or change in circumstance (whether or not the Company is a party to such act, transaction or omission) and includes (without limitation) the sale and purchase of the Shares pursuant to this Agreement, any change in the residence of any person for the purposes of Tax, the death or dissolution of any person, the expiry of any time period, membership of or ceasing to be a member of any group or partnership, the accrual or receipt of any income, profit or gains, the declaration or payment of any dividend or other distribution, failure to distribute, any transfer, payment, loan or advance, the incurring of any loss or expenditure or any other event which is treated or is otherwise regarded as having occurred for the purposes of Tax;

Group Relief

any relief surrendered or claimed or capable of being surrendered or claimed pursuant to part 5 CTA 2010 or pursuant to any other legislation available for use between members of the same group of companies for Tax purposes;

income, profits or gains

shall include income, profits or gains (including capital gains) of any description or from any source and income, profits, or gains which are deemed to be earned accrued or received for any Tax purpose;

Loss

in relation to a Relief, the reduction, modification, loss, clawback, counter-action, disallowance, cancellation, non-availability or non existence (in whole or in part) of that Relief or right to repayment of Tax or a failure to obtain Accounts Relief or to receive the benefit of a right to repayment of Tax to which the Company was or assumed it was entitled and Lost shall be construed accordingly;

New Relief

any Relief which arises after the Completion Accounts Date in the ordinary course of business, any Relief which arises after Completion and any Relief at any time to the Buyer or any member of the Buyer's Tax Group;

PAYE

the mechanism prescribed by Tax Legislation for the charge, collection, assessment, recovery and making of deductions from or in respect of the following:

(a)	sums to which part 11 of ITEPA 2003 and regulations under section 684 of ITEPA 2003 apply, and
(b)	Class 1, Class 1A and Class 1B contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992;

Relief

any loss, relief, allowance, exemption, set-off, deduction, credit, or relief from or against or available in respect of Tax or in the computation of income profits or gains for the purposes of Tax or any right to a repayment of Tax including any repayment supplement;

SDLT

stamp duty land tax;

SDRT

stamp duty reserve tax;

Tax

all forms of tax, duty, impost, levy, withholding, deduction, governmental charge (whether national or local) in the nature of tax (but for the avoidance of doubt excludes uniform business rates, water rates, community charge and council tax) whenever created enacted or imposed and whether of the United Kingdom or elsewhere and any amount payable to any person or Tax Authority as a result of any enactment relating to Tax together with all related penalties, fines, charges, surcharges, costs and interest including (without limitation) fines, charges, surcharges, costs and interest relating to a failure to provide any return or information or register for the purpose of any such Tax;

Tax Authority

HM Revenue and Customs or any other governmental, statutory, state, regional, provincial or local government authority body or official (whether within or outside the United Kingdom) involved in the assessment, collection or administration of Tax (and any predecessor to such authority or body);

Tax Claim

any claim under the Tax Covenant or for breach of any of the Tax Warranties;

Tax Legislation

any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

Tax Liability

any liability to make an actual payment of or an amount in respect of Tax, whether or not such liability is also or alternatively a liability of or chargeable against or attributable to, any other person and whether or not the Company shall or may have a right of recovery or reimbursement against any other person;

Tax Saving

the reduction in any actual liability of the Company in respect of corporation tax (for which the Warrantors would not have otherwise been liable under this Tax Covenant) through the use of a Relief arising solely as a result of a Tax Liability in respect of which the Warrantors have made payment in full under this Tax Covenant;

VAT Regulations

the Value Added Tax Regulations 1995 (SI 1995/2518).

2.	Interpretation
2.1	Reference to the result of any Event or Events on or before Completion includes the combined result or results of any two or more Events the first or some or part of which took place on or before Completion provided that at least one Event which takes place before Completion occurs outside the ordinary course of business of the Company as carried on at Completion and the Event or Events which take place after Completion occur inside the ordinary course of business of the Company as carried on at Completion or pursuant to a legally binding obligation of the Company incurred prior to Completion.
2.2	For the purposes of this Agreement, where any document is not (or is not properly) stamped, the stamp duty (together with any accrued interest and/or penalties) required to be paid in order that such document be fully and properly stamped shall, notwithstanding that the Company may be under no legal obligation to stamp that document, be treated as a liability of the Company arising on the date when the document was executed and "Tax Liability" shall be construed accordingly.
2.3	Abbreviated references to Acts in this agreement have the meaning given to them by section 1174 of the CTA 2010 or section 1312 CTA 2009.
2.4	Without limiting the generality of the expression, reference in this schedule to anything “in the ordinary course of business” does not include:
2.4.1	an Event which results in the Company becoming liable for Tax for which it is not primarily liable;
2.4.2	the acquisition, disposal or supply or deemed acquisition, disposal or supply of any asset, goods, service or facility (including a loan of money or the letting, hiring or licensing of tangible property) in a transaction which is not entered into at arm’s length;
2.4.3	the making of a distribution or deemed distribution for Tax purposes;
2.4.4	the creation, cancellation or reorganisation of any share or loan capital or any company becoming or ceasing to be a member of a group of companies for any Tax purpose other than any Events envisaged by this agreement;
2.4.5	the failure by the Company to deduct, charge, recover or account for Tax;
2.4.6	an Event giving rise to a liability or potential liability under Part XVII ICTA (tax avoidance), section 29 or section 36 TMA 1970, schedule 9A VATA 1994 (anti-avoidance provisions; groups) or Part V of schedule 18 FA 1998 (Revenue determinations and assessments) or schedule 28AA ICTA (provision not at arm’s length) or Part 4 of TIOPA 2010 (Transfer pricing);
2.4.7	a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the avoidance of a liability to Tax; and
2.4.8	any failure to pay any Tax Liability arising before Completion, to the extent that such failure give rise to any interest, fine, penalty, charge or surcharge in connection with that Tax Liability.

Part 2 – Tax Covenant

1.	Warrantors' Covenant
1.1	Subject as provided in this schedule, the Warrantors hereby jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to:
1.1.1	any Tax Liability of the Company which has arisen or arises as a consequence of or in connection with any Event which occurred on or before Completion;
1.1.2	any Tax Liability of the Company which would have arisen (and in respect of which the Warrantors would have been liable under this schedule) but for the setting-off of an Accounts Relief or a New Relief against that Tax Liability or (as the case may be) against the income, profits or gains which would have given rise to that Tax Liability;
1.1.3	any Accounts Relief Lost or (where the Accounts Relief Lost was a deduction from or set-off against income, profits or gains) the Tax which would (on the basis of the rates of Tax current at the date of the Loss and assuming that the Company would have been able to utilise fully that Accounts Relief) have been saved but for the Loss;
1.1.4	any liability of the Company to make a payment (or to surrender a Relief) under any indemnity, covenant, agreement, guarantee or charge entered into by the Company on or before Completion and pursuant to which the Company has agreed to pay an amount in respect of (or surrender a Relief to reduce or extinguish) any Tax Liability of any other person in which case the Tax Liability shall be the amount of such payment (or the value of the Relief as the case may be);
1.1.5	any Tax Liability of the Company which has arisen or arises as a consequence of or in connection with any Event which occurred on or before Completion and as a result of any person (other than the Company) failing to discharge or pay any liability for Tax;
1.1.6	any Tax Liability whenever arising, including liability for payments in respect of Tax, which arises solely as a result of the relationship (before Completion) for Tax purposes of the Company with any person other than a member of the Buyer's Tax Group;
1.1.7	any Tax Liability of the Company or the Buyer in respect of Inheritance Tax which:
(a)	is at, or becomes after, Completion as a result of a transfer of value (or deemed transfer of value) on or before Completion, a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or
(b)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company;
1.1.8	any Tax Liability which arises at any time and requires the Company to account for income tax or national insurance contributions in respect of any option or other right to acquire securities granted on or before Completion by the relevant group member or any other person or in respect of the exercise of such option or right or in respect of any employment-related securities (as defined for the purposes of part 7 ITEPA 2003) acquired whether or not as a result of the exercise of such a right or option or the sale of such employment related securities;

1.1.9                any Tax Liability of the Company arising in connection with or by reference to Part 7A of ITEPA 2003 (introduced by the Finance Act 2011 with effect from 6 April 2011) including any liability arising at any time as a consequence of or in respect of or by reference to any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company or any Subsidiary, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Warrantors or an associate of any of the Warrantors;

1.1.10             any Tax Liability of the Company arising in connection with or related to underpayments of PAYE in connection with any pension scheme contributions of, or on behalf of, the Company's employees which occurred on or before Completion;

1.1.11	any Tax Liability of the Company arising in connection with or by reference to any payments to the Warrantors under this agreement (other than Permitted Payments);
1.1.12	any costs and expenses properly incurred by the Buyer and/or the Company in connection with:
(a)	any liability or amount for which the Warrantors are liable under any of paragraphs 1.1.1 to 1.1.11 inclusive, including the costs and expenses of investigating, assessing or contesting any Assessment for Tax in respect of such liability or amount; or
(b)	taking or defending any action in relation to a Tax Claim such costs and expenses to include reasonable compensation for time spent on such matters by employees of the Buyer or the Company.
1.2	In determining for the purposes of this schedule whether a charge on or a power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that any Tax is not yet payable or may be paid by instalments shall be disregarded and such Tax shall be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which it becomes payable or arises.
1.3	The provisions of section 213 (Refund by instalments) IHTA 1984 shall not apply to any payment falling to be made under this schedule.
2.	Limitations on the Warrantors' Liability
2.1	The covenants contained in paragraph 1 shall not extend to any Tax Liability or other amount payable by the Warrantors under this schedule to the extent that:
2.1.1	such Tax Liability or other amount was paid or discharged on or before the Completion Accounts Date;
2.1.2	specific provision or reserve (other than by way of a provision for deferred tax) in respect of that Tax Liability or other amount was made in the Completion Accounts;
2.1.3	such Tax Liability or other amount arises in the ordinary course of business of the Company between the Completion Accounts Date and Completion but only to the extent that the income, profits or gains arising during that period have been retained by the Company at Completion save for Permitted Payments;
2.1.4	such Tax Liability would not have arisen but for a voluntary act, transaction or omission of the Company carried out after Completion which the Company knew or ought reasonably to have known would give rise to such liability but excluding any act:
(a)	carried out or omitted pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any regulation or requirement having the force of law or for the purpose of avoiding or mitigating a penalty which may be imposed by such legislation or requirement;
(b)	which consists of communicating information to any Tax Authority or which consists of any disclosure to a Tax Authority or other government, state, municipal, local or federal regulatory authority;
(c)	occurring in the ordinary course of business of the Company;
(d)	carried out or occurring with the written approval of the Sellers or pursuant to this agreement or any document executed pursuant to this agreement; or
(e)	which consists of the presentation by the Company of any document for stamping;
2.1.5	such Tax Liability arises or is increased as a direct result of:
(a)	any change in Tax Legislation or the published practice of any Tax Authority; or
(b)	any increase in the rate of Tax;

(in each case enacted after Completion, with retrospective effect).

2.1.6	recovery (less costs and expenses) has been made by the Buyer under the Agreement in respect of the same subject matter;
2.1.7	such Tax Liability or other amount arises or is increased or any provision or reserve in respect of the Tax Liability in the Completion Accounts is insufficient as a result of any change after Completion in the bases, methods or policies of accounting of the Company except in order to comply with generally accepted accounting principles in force at Completion;
2.1.8	such Tax Liability or other amount would not have arisen or would have been reduced or eliminated but for any claim, election, surrender or disclaimer made or notice or consent given or any other thing done, after Completion (other than one, the making, the giving or doing of which is required pursuant to the terms of this agreement or was taken into account in computing any provision for Tax in the Completion Accounts) under, or in connection with the provisions of any enactment or regulation relating to Tax by the Company or any member of the Buyer’s Group save where such claim, election, surrender, disclaimer, notice, consent or other thing done is required to comply with any legislation in force at Completion;
2.1.9	such Tax Liability or other amount would not have arisen or would have been reduced or eliminated but for the failure or omission by the Company or any member of the Buyer’s Group to make any claim, election, surrender or disclaimer or give any notice, or consent or do any other thing under or in connection with, the provision of any enactment or regulation relating to Tax at Completion the making, giving or doing of which was taken into account in computing any provision in the Completion Accounts and the requirement to make such claim, election, surrender or disclaimer or give notice, consent or other thing was notified by the Warrantors to the Buyer at least 20 Business Days before the expiry of any deadline relevant to the measure in question;
2.1.10	any Relief (other than an Accounts Relief or a New Relief) is available to the Company to set against or otherwise mitigate the Tax Liability or other amount (or is for no consideration made available by the Sellers to the Company);
2.1.11	such tax Liability or other amount would not have arisen but for a cessation or any major change in the nature or conduct of any trade carried out on or by the Company being a change or cessation occurring on or after Completion;
2.1.12	such Tax Liability or other amount has been made good by insurers other than W&I insurance or otherwise compensated for without cost to the Buyer or the Company;
2.1.13	such Tax Liability is one of interest and/or penalties arising under the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175) as a result of or in consequence of income, profits or gains earned accrued or received after Completion insofar as the relevant underpayment was an underpayment due to a bona fide estimate made before Completion of the amount of income, profits or gains by reference to which payments of corporation tax were calculated; or
2.1.14	such Tax Liability or other amount consists of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to the Agreement.
2.2	None of the limitations on liability or other exclusions provided for in this paragraph 2 or paragraph 3 or in the Agreement as far as applicable to the Tax Warranties or the Tax Covenant shall apply where the Tax Liability is attributable to conduct described in paragraph 43 of schedule 18 to the FA 1998 or arises from a failure to comply with an obligation under section 309, 310 or 313 FA 2004 to disclose information about a Tax avoidance scheme to which the Company has been a party.
3.	Duration and Extent

The Warrantors shall not be liable in respect of a Tax Liability unless they have received from the Buyer written notice of the Assessment for Tax which relates to that Tax Liability within seven years from Completion.

4.	Choice of claim

The Buyer shall in its absolute discretion decide whether to make a claim under the Tax Covenant, the Tax Warranties or both.

5.	Buyer's Knowledge

Subject to paragraphs 1 to 3, the Buyer shall be entitled to make a claim under this Tax Covenant notwithstanding that the Buyer had knowledge (whether actual constructive or implied) on or before Completion of that Tax Liability (or the matter giving rise to the Tax Liability).

6.	Credit for Tax Savings
6.1	If, at the Warrantors' request and expense, the Auditors determine that the Company has obtained a Tax Saving the Buyer shall on demand repay to the Warrantors the lesser of:
6.1.1	the amount of the Tax Saving (as determined by the Auditors); and
6.1.2	the amount paid by the Warrantors in respect of the Tax Liability which gave rise to the Tax Saving, less any reasonable costs and expenses incurred by the Buyer or the Company in respect of that Tax Liability.
6.2	The Company will be entitled to use, in priority to any Relief which gives rise to a Tax Saving, any other Relief available to it (including by way of surrender by another company to it) to reduce or eliminate any liability to make an actual payment of corporation tax.
6.3	The Company will not obtain a Tax Saving until the last date upon which it would have been obliged to make an actual payment of corporation tax which has been reduced or eliminated in order to avoid interest thereon.
6.4	In determining whether the Company has obtained a Tax Saving, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.
6.5	If the Buyer becomes aware that there is or may be a Tax Saving it shall (or shall procure that the Company shall) as soon as reasonably practicable inform the Warrantors of the fact and the amount of the Tax Saving.
7.	Deductions, Withholdings and Tax

With reference to any payments made by the Warrantors under this schedule:

7.1	Save only as may be required by law all sums payable by the Warrantors shall be paid free of all deductions or withholdings whatsoever or of any rights of counterclaim or set-off.
7.2	If any deduction or withholding is required by law to be made from any payment, or (if ignoring any available Relief) the Buyer is subject to Tax in respect of any payment, the Warrantors shall pay such additional sum as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of such deduction or withholding or Tax) will leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding for or payment of Tax.
8.	Amount of Tax Liability

The amount of any Tax Liability or other amount shall be as follows:

8.1	to the extent that a Tax Liability or other amount involves a liability of the Company to make an actual payment or increased payment of Tax or in respect of Tax, the amount of such payment or increased payment;
8.2	to the extent that a Tax Liability or other amount involves a liability of the Company to make a payment or increased payment of Tax or in respect of Tax which would have arisen but for being satisfied, avoided or reduced by any Accounts Relief or New Relief, the amount of Tax or other amounts which the Accounts Relief or New Relief in fact saves;
8.3	to the extent that a liability involves the Loss of any Accounts Relief (other than a right to a repayment of Tax) the amount of Tax or other amounts which the use of the Accounts Relief would have saved had the Accounts Relief been used by the Company in the period in which the relevant Tax Authority first disallows, withdraws, claws-back, reduces, restricts or modifies the Accounts Relief (on the assumption that the Company would have had sufficient profits or was otherwise in a position actually to use the Accounts Relief); and
8.4	to the extent that liability involves the Loss of a Relief consisting of a right to a repayment of Tax, the amount of the repayment so Lost.
9.	Due Date for Payment

Where the Warrantors become liable to make a payment pursuant to the provisions of this schedule, the due date for the making of that payment in cleared funds shall be the date falling ten Business Days after the date on which the Company or (as the case may be) the Buyer has notified the Warrantors of the amount of the payment required to be made or, if later:

9.1	in the case of a liability within paragraphs 1.1.1, 1.1.5, 1.1.6, 1.1.7, 1.1.8, 1.1.9, 1.1.10 and 1.1.11 of this part the day before the last date on which the payment of Tax in question may be paid to the relevant Tax Authority in order to avoid incurring a liability to interest or a charge fine or penalty in respect of that Tax Liability; or
9.2	in the case of the Loss or set-off of a Relief (being a right to repayment of Tax) within paragraphs 1.1.2 or 1.1.3 of this part the date on which such repayment would have been received but for the Loss or set-off; or
9.3	in the case of the Loss or set-off of a Relief (other than a right to repayment of Tax) within paragraphs 1.1.2 or 1.1.3 of this part the last date on which the Tax Liability which (but for the Loss or set-off) would have been payable could have been paid to the relevant Tax Authority in order to avoid incurring a liability to interest or a charge fine or penalty in respect of that Tax Liability; or
9.4	in the case of a liability within paragraph 1.1.4 of this part the day on which the payment giving rise to the liability falls due;
9.5	in the case of a liability within paragraph 1.1.12 of this part the second Business Day before such costs and expenses become due and payable or are otherwise incurred by the Buyer and/or the Company.
10.	Interest on Late Payments

If any monies due under this schedule are not paid in full on the due date for payment, they will bear interest at a rate 4% per annum above the base lending rate of the Bank from time to time in force, such interest to be paid monthly in arrears on the last business day of each month. Interest will accrue and be payable both before and after judgment and, if not paid when due, will be compounded and itself bear interest in accordance with this paragraph 10.

11.	Price Reduction

Any payment by the Warrantors under this schedule shall (so far as possible) be treated as a reduction in the consideration paid for the Shares provided that nothing in this paragraph 11 shall limit or exclude the liability of the Warrantors under this Agreement.

12.	Assessments for Tax
12.1	If the Buyer or the Company receives an Assessment for Tax which is likely to give rise to a liability of the Warrantors under this Tax Covenant, the Buyer shall (or shall procure that the Company shall) as soon as reasonably practicable and in any event not later than 10 Business Days before the expiry of any deadline relevant to responding to or appealing against an Assessment for Tax give notice of such Assessment for Tax to the Sellers' Representative giving details of the nature and quantum of the Assessment for Tax insofar as available at the time notice is given (but for the avoidance of doubt, such notice shall not be a condition precedent to the liability of the Warrantors under this Tax Covenant).
12.2	If the Warrantors indemnify and secure the Company and the Buyer and all other members of the same group of companies as the Buyer to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses (including interest on overdue Tax and additional Tax) which may be incurred as a result, the Buyer shall (and shall procure that the Company shall), at the Warrantors' cost and expense in accordance with any reasonable instructions of the Sellers' Representative promptly given by notice to the Buyer seek to avoid, dispute, resist, appeal, compromise or defend such Assessment for Tax provided always that:
12.2.1	the Warrantors agree to pay to the Buyer and the Company an amount equal to any costs and expenses (excluding recoverable VAT) which are incurred by either the Buyer and/or the Company in taking such action (together with the Tax which is the subject matter of the claim (the Disputed Tax) where it is necessary to pay the Disputed Tax in order to resist or otherwise deal with the Tax Claim) in cleared funds within 15 Business Days after service by the Buyer to the Warrantors of notice that such costs and expenses have been incurred together with a copy of the relevant invoice (or, in relation to the Disputed Tax, at least 2 Business Days before the date on which the Disputed Tax is required to be paid). For the purpose of this paragraph 12.2.1, “incurred” means the earlier of the date on which payment has been made in respect of those costs and expenses or the date on which an invoice has been received in respect of those costs or expenses by either the Buyer and/or the Company;
12.2.2	the Buyer and the Company shall be free to take such action as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this schedule if, having given the Sellers' Representative notice pursuant to paragraph 12.1 the Buyer has not, within 10 Business Days of service of such notice received instructions from the Sellers' Representative , in accordance with the provisions of this paragraph 12.2 to resist the Assessment for Tax;
12.2.3	the Buyer and the Company shall not be obliged to comply with any instruction of the Sellers' Representative which involves contesting any Assessment for Tax before any court or other appellate body (excluding the Tax Authority in question) unless the Warrantors provide the Buyer with the written opinion of tax counsel of at least ten years' call in the relevant practice area to the effect that such contest will, on the balance of probabilities, be successful;
12.2.4	the Buyer and the Company shall not in any event be obliged to comply with any instruction of the Sellers' Representative to make a settlement or compromise of an Assessment for Tax which is the subject of a dispute or agree any matter in the conduct of such dispute which is likely materially to increase the future liability of the Company or the Buyer in respect of Tax or which the Buyer reasonably considers will be materially prejudicial to the business or Tax affairs of the Company or to which the Buyer objects on any other reasonable ground; or
12.2.5	the Buyer and the Company shall be entitled to admit, compromise, settle, discharge or otherwise deal with an Assessment for Tax on such terms as it, in its absolute discretion, thinks fit
(a)	if the deadline prescribed by Tax Legislation for making an appeal against the Assessment for Tax or any decision of a court or tribunal in respect of such Assessment for Tax has expired;
(b)	if any Tax Authority alleges conduct described in paragraph 43 of schedule 18 to the FA 1998 in relation to any Tax Liability of the Company or there is a failure to comply with sections 309, 310 or 313 FA 2004;
(c)	if any action or step is taken or legal proceedings are commenced to put any of the Warrantors into bankruptcy or appoint an interim receiver pursuant to section 286 Insolvency Act 1986 or to enter into arrangements with their creditors pursuant to part VIII Insolvency Act 1986; or
(d)	the Warrantors have not paid an amount equal to the costs and expenses (excluding recoverable VAT) and/or the Disputed Tax (if relevant) incurred by either the Buyer and/or the Company in accordance with paragraph 12.2.1 within the required time for payment.
12.3	Neither the Company nor the Buyer shall be required to delegate the conduct of any action to be taken to the Warrantors or any professional adviser or agent of the Warrantors.
12.4	The Buyer shall keep the Sellers' Representative informed of the progress of any dispute or appeal of any Assessment for Tax conducted by the Buyer at the request of the Sellers' Representative and shall provide the Sellers' Representative as soon as reasonably practicable with copies of all material correspondence and other documents relating to such dispute or appeal.
12.5	The provisions of this paragraph 12 shall apply mutatis mutandis to any Assessment for Tax or breach of warranty which is likely to give rise to a claim under the Tax Warranties.
13.	Recovery from Third Parties
13.1	If the Buyer or the Company recovers from any other person (including a Tax Authority but excluding the Buyer, any member of the same group of companies as the Buyer or any officer or employee of any such company) any amount which is referable to a Tax Liability in respect of which the Warrantors have made a payment under this schedule, the Buyer will repay to the Warrantors the lesser of:
13.1.1	the sum recovered (less any reasonable costs and expenses incurred by the Company and/or the Buyer or any other member of the same group of companies as the Buyer in recovering that sum and any tax payable on the receipt of the same); and
13.1.2	the amount paid by the Warrantors pursuant to the provisions of this schedule less any amount paid in respect of costs and expenses under paragraph 1.1.12 of this part in respect of the Tax Liability and any amount previously repaid to the Warrantors under any provision of this agreement or otherwise.
13.2	If the Buyer or the Company becomes aware that it is entitled to recover any amount mentioned in paragraph 13.1, the Buyer will as soon as reasonably practicable give notice of that fact to the Warrantors and provided that the Warrantors indemnify and secure the Buyer or the Company and all other members of the same group of companies as the Buyer to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses (including additional Tax) which may be incurred thereby, the Buyer shall procure that the Company, at the Warrantors' cost and expense shall take such action as the Warrantors may reasonably and promptly request to effect such recovery.
13.3	The action which the Warrantors may request the Company to take under paragraph 13.2 does not include:
13.3.1	any action which the Buyer reasonably considers to be materially prejudicial to the business or Tax affairs of the Buyer and/or the Company or any other member of the same group of companies as the Buyer or to which the Buyer objects on any other reasonable ground; or
13.3.2	any action where any Tax Authority alleges conduct described in paragraph 43 of Schedule 18 to FA 1998 in relation to any Tax Liability of the Company; or
13.3.3	allowing the Warrantors to undertake conduct of any action necessary to effect the recovery of the amount in question.
13.4	The Warrantors agree to pay to the Buyer and the Company an amount equal to any reasonable costs and expenses (excluding recoverable VAT) which are incurred by either the Buyer and/or the Company in taking such action as is required by the Warrantors pursuant to paragraph 13.2 in cleared funds within 10 Business Days after service by the Buyer to the Warrantors of notice that such costs and expenses have been incurred together with a copy of the relevant invoice. For the purpose of this paragraph 13.4 “incurred” means the earlier of the date on which payment has been made in respect of those costs and expenses or the date on which an invoice has been received in respect of those costs or expenses by either the Buyer and/or the Company.
13.5	For the purpose of this paragraph any costs or expenses incurred at the request or with the acquiescence of the Warrantors shall be deemed to be reasonably incurred.
14.	Release
14.1	Any liability of the Warrantors under this schedule or for breach of any of the Tax Warranties may in whole or in part be released, compounded or compromised by the Buyer in its absolute discretion or time or indulgence may be given by the Buyer in its absolute discretion as regards the Warrantors who are under liability without in any way prejudicing or affecting its rights against the Warrantors under the same or a like liability whether joint and several or otherwise.
14.2	No delay or omission of the Buyer in exercising any right, power or privilege under this schedule or in relation to the Tax Warranties shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege and any single or partial exercise of any such right, power or privilege shall not preclude the further exercise of any right, power or privilege.
15.	Limitation Act 1980

The Warrantors shall not plead any of the provisions of the Limitation Act 1980 in defence against a Tax Claim.

Part 3 – Tax Warranties

1.	Tax Returns
1.1	The Company has duly and properly made all claims disclaimers elections and surrenders and given all notices and consents and done all other things in respect of Tax the making giving or doing of which was assumed to have been made for the purposes of the Accounts. All such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Tax Authority and none have been revoked or otherwise withdrawn or so far as the Warrantors are aware are likely to be revoked or otherwise withdrawn. There are no claims, disclaimers, elections, notices or consents where the time limit for action required expires within three months of the date of this Agreement.
1.2	The Company has duly and punctually made or submitted all returns, computations, notices, registrations and accounts which ought to have been made for the purposes of Tax (including all returns, documents or information in respect of PAYE and National Insurance) and all such returns (and all other information supplied to any Tax Authority for such purpose):
1.2.1	were at the time when they were submitted complete, correct and up-to-date and remain complete and correct in all material respects;
1.2.2	have not been disputed or resulted in a request for further information by the Tax Authority concerned (other than routine enquiries concerning the corporation tax computations of the Company, all of which have now been satisfactorily answered); and
1.2.3	so far as the Warrantors are aware there are no facts or circumstances likely to give rise to any dispute, discrepancy or claim relating to Tax in respect of any financial period prior to the date of this Agreement.
1.3	The Tax affairs of the Company have never been the subject of investigation or enquiry by any Tax Authority and no Tax Authority has indicated that it intends to investigate the Tax Affairs of the Company. So far as the Warrantors are aware there are no facts or circumstances likely to give rise to any such investigation.
1.4	The Company has duly and punctually paid all Tax which it has become liable to pay and is not, nor has it been under any liability to pay any fine, charge, surcharge penalty or interest in connection with any Assessment for Tax and there is no Tax the payment of which has been postponed or otherwise affected by agreement, concession, dispensation or arrangement (whether formal or informal) with the relevant Tax Authority or by virtue of any right under the Tax Statutes or the practice of any Tax Authority.
1.5	The Company has not been concerned in any transaction to which any of the following provisions have been or will be applied:
1.5.1	sections 135 to 137 (inclusive) (Company reconstructions) TCGA 1992;
1.5.2	sections 733 to 742 CTA 2010 (counteraction of corporation tax advantage);
1.5.3	section 139 (Reconstruction involving transfer of business) TCGA 1992;
1.5.4	section 192 (tax exempt distributions) TCGA 1992 and sections 1073 to 1099 CTA 2010 (demergers);
1.5.5	sections 1033 to 1048 CTA 2010 (purchase of own shares);
1.5.6	part 18 CTA 2010 (transactions in land); and
1.5.7	part 19 CTA 2010 (sale and lease-back etc.).
1.6	The Company has (to the extent required by law) preserved and retained in its possession complete and accurate records relating to its Tax affairs (including PAYE and National Insurance records, VAT records and records relating to transfer pricing) and has sufficient records relating to past events to calculate the profit, gain, loss, balancing charges or allowances or any reliefs (all for Tax purposes) which would arise on any disposal or on the realisation of any assets owned at the Accounts Date or acquired since that date.
1.7	The Disclosure Letter contains full details, including any applicable time limits for the making thereof, of every claim, election or disclaimer taken into account in any returns or in the Accounts which are still required to be made by the Company.
2.	Accounts
2.1	Provision has been made and shown (or disclosed of by way of note) in the Accounts for deferred Tax or any contingent liability to Tax.
2.2	Since the Accounts Date no disposal or other event has taken place which, had it been planned at the Accounts Date, should have been reflected in the provision for deferred tax contained in the Accounts.
3.	Deductions and Withholdings

The Company has made all deductions and withholdings in respect of, or on account of, any Tax (including amounts to be deducted under PAYE) from any payments made by it which it is obliged or entitled to make and (to the extent required to do so) has accounted in full to the relevant Tax Authority for all amounts so deducted or withheld and has (to the extent required by law) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

4.	Overseas Elements
4.1	The Company has never been resident or had a branch, agency, place of business, any permanent establishment (within the meaning of section 1141 CTA 2010) or subsidiary incorporated outside the United Kingdom and has never carried out any trading activities outside the United Kingdom for the purposes of any Tax Legislation.
4.2	The Company has never been (nor is it liable to be) assessed to Tax as the agent or representative of any person not resident in the United Kingdom.
4.3	The Company does not and has never held shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom, in circumstances that any chargeable gain accruing to that other company could be apportioned to the Company under section 13 TCGA 1992.
4.4	The Company is not liable to register with any Tax Authority outside the United Kingdom for the purpose of paying or administering any Tax.
5.	Close Companies
5.1	The Company is not and has not at any time been a close investment holding company within the meaning of section 34 CTA 2010.
5.2	The Company has not at any time during the period of seven years ending on the date of this agreement made any payment which falls to be treated as a distribution under section 1064 CTA 2010 (certain expenses of close companies treated as distributions).
5.3	The Company has not made or waived any loan, advance or payment or given any consideration which could fall to be chargeable to tax under chapter 3 of part 10 CTA 2010 (charge to tax in case of loan to a participator) and which have remained outstanding at any time during the period of seven years ending on the date of this Agreement and the Company has not released or written off or agreed to write off the whole of any such loans or advances.
5.4	The Company has not made any transfers of value (as specified in section 94(1) IHTA 1984) and there has been no variation in the Company’s share or loan capital within section 98 (Effect of alterations of capital) IHTA 1984. The Company is not liable for any Tax under section 199 (Dispositions by transferor) IHTA 1984.
6.	Corporation Tax – Profits and Losses
6.1	Since the Accounts Date:
6.1.1	no Event has occurred which has given or may give rise to any liability to Tax (or would or may have given rise to a liability to Tax but for the availability of a Relief) other than corporation tax on trading profits of the Company (and not chargeable gains, balancing charges or deemed income or profits) arising from transactions entered into in the ordinary course of business of the Company as carried on at the Accounts Date; and
6.1.2	no expense has been incurred and the Company is under no obligation to incur any expenditure which is not deductible by the Company in computing its taxable profits for corporation tax purposes for its current accounting period.
6.2	All losses of the Company are trading losses and are available to be carried forward and set off against income from the same trade in succeeding periods.
6.3	Since the Accounts Date the Company has not made and is under no obligation under which it is, or at any time may become, liable to make any payment of an income nature which has not been and will or may not be allowable in full for corporation tax purposes or which may be disallowed as a deduction, as a set-off or as a charge on income or otherwise be unrelieved for corporation tax purposes by reason of the provisions of chapter 4 part 3 (Trade profits rules restricting deductions) and sections 103 (Sums recovered under insurance policies) and 231 (Deductions for expenses under section 232) CTA 2009, sections 82, 1244 and 1253 CTA 2009 (Contributions to local enterprise agencies etc), section 1301 (annual payments for non-taxable consideration) CTA 2009, part 6 CTA 2010 (charitable donations), part 4 TIOPA 2010 (transfer pricing), part 19 CTA 2010 (sale and leaseback) or section 443 (restriction of relief for payments of interest) CTA 2009 or otherwise.
6.4	The Company has not during the period beginning six years before Completion discontinued a trade in circumstances such that its closing trading stock and work in progress falls to be valued at open market value as provided for in section 164(4) CTA 2009 (basis of valuation of trading stock.
6.5	No change of ownership of the Company has taken place in circumstances such that chapter 2 of part 14 CTA 2010 (disallowance of trading losses) or chapter 3 part 14 CTA 2010 (company with investment business restrictions on relief) have been or may be applied to deny relief for a loss or losses incurred by the Company and, within the period of three years ending with the date of this agreement, there has been no major change in the nature of conduct of any trade or business carried on the Company, nor has the scale of the activities in any trade or business carried on the Company at any time become small or negligible for the purposes of those sections.
6.6	Neither the Company nor any associated company of the Company owns any intangible asset which was acquired from another company which was at the time a member of a group of companies for the purposes of section 780 (Deemed realisation and reacquisition at market value) CTA 2009.
6.7	Neither the Company nor any company which was a member of the same group of companies at the Company at the relevant time has made any claim under chapter 7 part 8 (roll-over relief in case of realisation and reinvestment) CTA 2009 or section 777 (roll-over relief on reinvestment – application to group member) CTA 2009.
7.	Capital Gains
7.1	The sum which would be allowed as a deduction from the consideration under section 38 (Acquisition and disposal costs etc.) TCGA 1992 of each asset of the Company (other than trading stock) if disposed of on the date of this Agreement would not be less than (in the case of an asset held on the Accounts Date) the book value of that asset shown or included in the Accounts or (in the case of an asset acquired since the Accounts Date) an amount equal to the consideration given for its acquisition.
7.2	No transaction has been entered into by the Company in circumstances falling within section 17 (disposals and acquisitions treated as made at market value) TCGA 1992 and the Company is not entitled to any capital loss to which section 18(3) (transactions between connected persons) TCGA 1992 may apply.
7.3	The Company has not been a party to or involved in any transaction to which sections 29 – 34 (value shifting) TCGA 1992 may be applicable.
7.4	Neither the Company nor any company which was a member of the same group of companies as the Company at the relevant time has made any claim under sections 152 to 157 inclusive TCGA 1992 (replacement of business assets) or sections 175 (replacement of business assets by member of a group) or 247 (roll-over relief on compulsory acquisition) TCGA 1992.
7.5	The Company does not own any depreciating asset in respect of which a held over gain may accrue pursuant to sections 154(2) and/or 175(3) TCGA 1992.
7.6	The Company has never made any claim or election under section 161(3) (appropriation of asset to trading stock) TCGA 1992.
7.7	The Company has not ceased to be a member of a group of companies for the purposes of section 179 (deemed disposal of a chargeable asset) TCGA 1992 otherwise than as part of a merger to which section 181 (exemption from charge under section 178 or 179 TCGA 1992 in the case of certain mergers) TCGA 1992 applied.
7.8	The Company does not own any asset which was acquired from another company which was at the time a member of a group of companies for the purposes of section 179 (deemed disposal of a chargeable asset) TCGA 1992.
8.	Events since the Accounts Date
8.1	None of the following events have occurred in relation to the Company since the Accounts Date:
8.1.1	a deemed (as opposed to actual) acquisition disposal or supply of assets goods services or business facilities;
8.1.2	a disposal or supply of assets goods services or business facilities by the Company for a consideration which is treated for the purposes of Tax as less than the actual consideration;
8.1.3	a distribution within the meaning given by section 1000 CTA 2010 (meaning of distribution) or within section 1064 CTA 2010 (certain expenses of close companies treated as distributions);
8.1.4	a transaction or arrangement which includes or a series of transactions or arrangements which include any step or steps having no commercial or business purpose apart from the deferral, reduction or avoidance of a liability to Tax;
8.1.5	an Event giving rise to a balancing charge;
8.1.6	the Company ceasing or being deemed to cease to be a member of any group or associated with any other Company for the purposes of Tax;
8.1.7	an Event which results in the Company being liable for Tax for which it is not primarily liable; or
8.1.8	an Event which gives rise to a liability of the Company for any penalty, surcharge or interest on Tax.
8.2	For the purposes of this paragraph 8 "business facilities" means business facilities of any kind including but not limited to a loan of money in a letting, hiring or licensing of any tangible or intangible property.
9.	Concessions

The Company has not entered into an arrangement with any Tax Authority (whether general or specific to the Company) which affects the amount of Tax chargeable on the Company or which purports to modify or provide exemption from any obligation to make or submit any computation, notice or return to any Tax Authority.

10.	Corporation Tax – Loan Relationships
10.1	There are no outstanding debts owed by or to the Company, or any securities issued by the Company or which the Company owns or in which it has an interest which will not be repaid at Completion other than trade debts within the exemption at section 251(1) (Debts – general provisions) TCGA 1992 and which do not arise out of loan relationships of the Company for the purposes of part 5 CTA 2009.
10.2	The Company has at all times applied an amortised cost basis of accounting (as defined in section 313(4) CTA 2009).
10.3	The Disclosure Letter contains full and accurate particulars of any loan relationships to which the Company is a party, whether as debtor or creditor, where any other party to that loan relationship is connected with the Company for the purposes of part 5 CTA 2009 or where the Company or the other party to the loan relationship has a major interest in the other as "major interest" is defined in section 473 CTA 2009.
10.4	The Disclosure Letter contains full and accurate particulars of any debtor relationship (as defined in section 302(6) CTA 2009) of the Company which relates to a deeply discounted security (as defined in section 430 ITTOIA 2005) to which sections 406 to 412 CTA 2009 apply.
10.5	The Company has not entered into any transaction to which section 444 (Transactions not at arm's length - general) CTA 2009 applies.
10.6	The Company has not been, and is not entitled to be, released from any liability which arises under a debtor relationship of that Company.
11.	Capital Allowances
11.1	No balancing charge in respect of any capital allowances claimed or given would arise if any asset of the Company were to be realised for a consideration equal to the amount of the book value of such asset as shown or included in the Accounts (or, in the case of any asset acquired since the Accounts Date, for a consideration equal to the consideration given for the acquisition).
11.2	So far as the Warrantors are aware, all necessary conditions for the availability of all capital allowances claimed by the Company (or, where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) have at all material times been satisfied and remain satisfied.
11.3	The Disclosure Letter contains full details of all expenditure incurred since the Accounts Date or to be incurred under any subsisting commitment in respect of which allowances can be claimed under part 2 (plant and machinery allowances) and part 3 (industrial building allowances) CAA 2001.
12.	Secondary Liability

So far as the Warrantors are aware, no Event has occurred in consequence of which the Company is or may be held liable to pay or bear any Tax which is primarily chargeable against or attributable to some person firm or company other than the Company.

13.	Stamp Taxes
13.1	The Company has duly paid all stamp duty for which it is or has been or may be made liable and without limitation:
13.1.1	all documents in the enforcement of which the Company is or may be interested have been duly stamped; and
13.1.2	there are no documents outside the United Kingdom which if they were brought into the United Kingdom would give rise to a liability to stamp duty payable by the Company.
13.2	The Company has duly paid all SDRT for which it is or has become liable and the Company has not been party to any transfer of chargeable securities (within the meaning of section 99 FA 1986) in respect of which the Company could become liable to pay any SDRT.
13.3	Entering into this agreement or Completion does not result in the withdrawal of any relief claimed for the purposes of SDLT or stamp duty or the clawback of any SDLT or stamp duty.
13.4	The Company is not liable to any penalty in respect of any stamp duty or SDRT.
13.5	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined in section 48 FA 2003) acquired or held by the Company in respect of which a land transaction return or additional land transaction return will be required to be filed with a Tax Authority or payment of SDLT made on or after Completion.
13.6	SDLT has been paid in full in respect of all land transactions to which SDLT applies and in respect of which the Company is the purchaser within the meaning of section 43(4) FA 2003 and the Company has never claimed relief from SDLT under part 1 (Group Relief) or part 2 (Reconstruction and Acquisition Relief) of Schedule 7 FA 2003 in the three years prior to the date of this agreement.
13.7	The Company has not made any application to defer any payment of SDLT.
13.8	The Company has not entered into any transaction for the acquisition of any interest in real property which may give rise to an obligation after Completion to make a return and/or a payment of SDLT pursuant to section 80 (Adjustment where contingency ceases or consideration is ascertained) or paragraph 8 of Schedule 17A (settlement of contingencies etc) FA 2003.
14.	Anti-avoidance
14.1	The Company has not in the period of three years ending on the date of this Agreement been party to any non-arm's length transaction.
14.2	The Company has not in the period of three years ending on the date of this Agreement been party to or otherwise involved in any scheme or arrangement designed partly or wholly for the purpose of avoiding, deferring or reducing any liability to Tax or amounts to be accounted for under PAYE.
14.3	The Company has never entered into a scheme or arrangement where either the Company or the scheme provider, promoter or introducer is required by law to notify details of the scheme or arrangement to a Tax Authority.
15.	Value Added Tax
15.1	The Company is registered for VAT in the United Kingdom under schedule 1 (Registration in respect of taxable supplies) VATA 1994 and has not at any time in the last six years been treated as (nor applied to be) a member of a group of companies for VAT purposes.
15.2	The Company is a taxable person for VAT purposes, has complied with all the requirements of VATA 1994 and all applicable regulations and orders, and has fully maintained complete, correct and up-to-date records, invoices and other necessary documents and is not liable to any abnormal or non-routine payment of VAT, or any forfeiture or penalty, or to the operation of any penal provision.
15.3	All VAT due and payable to the Commissioners of HM Revenue & Customs has been declared and paid in full.
15.4	The Company has not been required by the Commissioners of HM Revenue & Customs to give security under paragraph 4 schedule 11 (power to require security and production of evidence) VATA 1994.
15.5	Full details of any claim for bad debt relief under section 36 (bad debts) VATA 1994 made by the Company have been disclosed in the Disclosure Letter.
15.6	The Company has not made any exempt supplies.
15.7	The Disclosure Letter contains full details of any assets of the Company to which the provisions of part XV (the capital goods scheme) VAT Regulations apply and in particular:
15.7.1	the identity (including in the case of leasehold property, the terms of years), date of acquisition and cost of the asset; and
15.7.2	the proportion and amount of input tax for which tax credit has been claimed (either provisionally or finally in a tax year and stating which tax year).
15.8	The Company has not been a party to a transaction to which Article 5 (transfer of business as a going concern) of the Value Added Tax (Special Provisions) Order 1995 has (or has purported to have been) applied.
15.9	The Company is not registered (nor required to be registered) for local VAT or its equivalent in any State other than the United Kingdom.
15.10	The Company has not made and is not otherwise bound by any election made pursuant to paragraph 2 (effect of the option to tax: supplies become taxable) or paragraph 21 (real estate elections) of schedule 10 VATA 1994.
16.	Duties
16.1	All VAT payable upon the importation of goods and all customs and excise duties payable to HM Revenue & Customs in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.
17.	Groups
17.1	The Company has not, nor has it at any time in the last seven years been:
17.1.1	a member of a group of companies as defined by section 170 TCGA 1992; or
17.1.2	a 51% subsidiary of any company as defined by section 1154(2) CTA2010 and the Company does not have (and never has had) any 51% subsidiary as so defined; or
17.1.3	owned by a consortium (as defined in section 153 CTA 2010) and the Company is not nor has it ever been a member of a consortium.
17.2	The Company does not have and has not had at any time in the last seven years any associated company within the meaning of section 25 CTA 2010.
18.	Share Schemes, Bonus Schemes and Employee Benefits Contributions
18.1	No security, nor any interest in any security, has been acquired by any person where the right or opportunity to acquire the securities or the interest in the securities was made available by reason of the employment (that expression having the same meaning which it is given in section 421B ITEPA 2003) of any person with the Company. For the purposes of this warranty "security" has the meaning given to that term in section 420 ITEPA 2003 and "securities" shall be construed accordingly.
18.2	The Disclosure Letter sets out full details of all securities options (within the meaning given in section 420(8) ITEPA 2003) acquired by any person where the right or opportunity in acquiring any such securities option was made available by reason of employment with the Company or that person or of any other person.
18.3	The Company has been allowed a deduction in calculating its profits for corporation tax purposes in respect of each and every employee benefit contribution (as defined in section 1291(1) CTA 2009) which it has made in any accounting period ended before Completion.
18.4	In relation to the accounting period current at Completion, either no employee benefit contribution (as defined in paragraph 1(2) of schedule 24 FA 2003) has been made or, if such a contribution has been made, the whole of such contribution has been applied before Completion in the provision of "qualifying benefits" or "qualifying expenses" as those terms are defined in section 1296 CTA 2009.
18.5	The Company has complied with all its reporting obligations under ITEPA 2003.
19.	Construction Industry

The Company is not and has never been either a contractor or a sub-contractor for the purposes of chapter 3 part 3 FA 2004.

20.	Inheritance Tax
20.1	So far as the Warrantors are aware the Company is not and will not become liable to be assessed to Inheritance Tax as donor or donee of any gift or as a transferor or transferee of value (actual or deemed) nor as a result of any disposition, chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person.
20.2	There is no unsatisfied liability to Capital Transfer Tax or Inheritance Tax attached or attributable to the assets of the Company or the shares of the Company and neither such assets nor such shares are subject to charge in favour of HM Revenue and Customs.
20.3	So far as the Warrantors are aware, no person has the power under section 212 (Power to raise tax) IHTA 1984 to raise any Inheritance Tax by sale or mortgage of or by a terminable charge on any of the Company's assets or shares.
20.4	The Company is not entitled to an interest in possession in settled property.
21.	Corporation Tax – Instalment Payments
21.1	The Company is not a "large company" as defined by regulation 3 (Large companies) CTIP.
22.	Intellectual Property
22.1	The Company has sufficient records to identify which (if any) of the intangible fixed assets shown in the Accounts are "existing assets" within the meaning of section 881 CTA 2009.
22.2	The Company has not sold or agreed to sell any patent rights for a capital sum which would be chargeable as income pursuant to chapter 3 part 9 (sales of patent rights) CTA 2009.
22.3	Since the Accounts Date the Company has not acquired or disposed of or agreed to acquire or dispose of know-how (whether or not together with a trade or part of a trade) in connection with which chapter 13 part 3 (disposal or acquisition of know-how) or chapter 2 part 9 (disposal of know-how) CTA 2009 apply or may apply.

schedule 7

Property

Part 1 – Leasehold

Description (including any title number)	Details of lease	Duration	Current annual rent and review date	Existing use	Break rights	Exclusion from s24-28 LTA 1954
Unit 11 Loomer Road, Newcastle-under-Lyme, Staffs	11 June 2013	11 June 2013 - 10 June 2019 (6 years)	£10k per annum exclusive	Warehouse for storage and distribution, as industrial unit and ancillary office space	11 June 2016 on 6 months written notice	No
Unit 12, 13, 14, 19, & 20 Loomer Road, Newcastle-under-Lyme, Staffs	6 April 2010	Lease from year to year from 5 January 2010, terminable on 12 months prior written notice	£45k per annum exclusive subject to current rent reduction. Rent reviewed on every third anniversary of the lease.	Manufacturing warehouse for storage and distribution and ancillary office space	Terminable on 12 months written notice by either party.	No

Part 2 – The Property Warranties

1.	In this part 2 of schedule 7, in addition to the words and expressions defined in clause 1.1, the following definitions shall apply:

Planning Acts

the TCPA, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compulsory Purchase Act 2004;

Planning Permission

a permission under the TCPA; and

TCPA

the Town and Country Planning Act 1990.

2.	Copies of all the leases and licences, if any, affecting, benefiting or to which the Properties are subject are contained in the Disclosure Documents.
3.	There are appurtenant to the Properties all rights and easements necessary for their existing and continued use and enjoyment.
4.	The unexpired residue of the term granted by each lease of the Properties is vested in the Company.
5.	Any right or easement appurtenant to the Properties are held by the Company in fee simple. No right or easement appurtenant to the Properties are terminable by any third party.
6.	The Company is the legal and beneficial owner of the leasehold interest in the Properties and has a good and marketable title to such leasehold interest in the Properties with full title guarantee.
7.	There is no person in possession or occupation of, or who has or claims any right or interest of any kind in, the Properties (whether adversely to the interests of the Company or otherwise) and the Company is entitled to and has exclusive vacant possession of the Properties.
8.	Where title to any of the Properties are unregistered, no event has occurred in consequence of which registration should have been effected at HM Land Registry.
9.	All rents payable pursuant to the leases of the Properties by the Company have been paid as and when they became due.
10.	So far as the Warrantors are aware, the use of the Properties are the permitted use for the purposes of the Planning Acts and the existing permitted use is not temporary or personal or subject to planning conditions of an onerous or unusual nature.
11.	So far as the Warrantors are aware Planning Permission has been granted or is deemed to have been granted for the purposes of the Planning Acts in respect of any development, alteration, extension or other improvement of the Properties which has been carried out during the Company’s occupation of the Properties. No such Planning Permission relating to the Properties are of a personal or temporary nature or subject to unusual or onerous conditions. Building regulations consent has been obtained with respect to all developments, extensions, alterations and improvements to the Properties.
12.	So far as the Warrantors are aware, no Planning Permission which has been obtained in relation to the Properties has been suspended or called in and no application for Planning Permission is awaiting decision.
13.	So far as the Warrantors are aware, no part of any Property is affected or, as far as the Warrantors are aware, is likely to become affected, by:
13.1	any outstanding dispute or notice of complaint;
13.2	any exception, reservation, right, covenant, restriction or condition which is of an unusual or onerous nature or which affects or might in the future affect the use of that Property for the purpose for which it is now used;
13.3	any notice, order or proposal made or issued by or on behalf of any government or statutory authority;
13.4	the carrying out of any work upon any building, the modification of any Planning Permission, the discontinuance of any use or the imposition of any building or improvement line;
13.5	any compensation received as a result of any refusal of any application for Planning Permission or the imposing of any restrictions in relation to any Planning Permission;
13.6	the payment of any outgoings (other than normal rates and taxes); or
13.7	any commutations of rent or payment of rent in advance of the due dates for payment.
14.	The Properties are not listed as being of specific historic interest or architectural importance nor is it located in a conservation area.
15.	No licence is required in relation to the current use of the Properties.
16.	In relation to or affecting the Properties, so far as the Warrantors are aware, there are no:
16.1	compulsory purchase notices, orders or resolutions or any closing, demolition or clearance orders; or
16.2	planning contravention, enforcement, breach of condition or stop notices issued by any local planning authority nor has any other enforcement action (including the exercise of any right of entry) been taken by any such authority, and, as far as the Warrantors are aware, there are no circumstances likely to lead to any of the above being made.

17.	So far as the Warrantors are aware, all restrictions, conditions and covenants (including any imposed pursuant to the Planning Acts) affecting the Properties have been observed and performed up to date.
18.	There are no structural defects (latent or patent) affecting the Properties.
19.	So far as the Warrantors are aware, the Properties are not subject to or affected by rights of common or past or present mining activity and the Properties do not include any land that is currently used or has been used during the Company’s occupation of the Properties by members of the public for recreational purposes whether with or without the Company's permission.
20.	The Company is not engaged in any dispute with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement right or means of access to the Properties and the Warrantors are not aware of any circumstances which may give rise to such a dispute.
21.	So far as the Warrantors are aware no part of any Property has been affected during the Company’s period of occupation by the leaching from adjoining premises or land of chemicals, contaminated water or other liquids or other harmful substances or the migration of gases arising solely from the Company’s use and occupation.
22.	The Property is insured:
22.1	for its full reinstatement value and associated costs;
22.2	against third party and public liability claims to an adequate extent; and
22.3	the interest of the Company has been noted against any policy of insurance taken out by the landlord and the rights of subrogation against the Company have been waived.
23.	There is no breach of or failure to comply with the requirements of the Regulatory Reform (Fire Safety) Order 2005 in respect of the Properties.
24.	Neither the Company nor any of the Warrantors have received an adverse surveyor's, engineer's or other professional's report in respect of any part of the Properties.
25.	The Warrantors are not aware of any fact, matter or thing which would, or might reasonably affect, the willingness of a prudent tenant to take a lease of any Property.
26.	Each Property enjoys main services of water, drainage, electricity, telephone and gas.
27.	The Properties comprise all the land and buildings owned by the Company, occupied or used by the Company or its servants or agents for the purposes of the Company's business.
28.	The Company is not and has not at any time since the date of its incorporation been the original lessee of any property other than the Properties and has not given a guarantee or entered into any direct covenant with either a lessor or assignor of any property.
29.	The Company has paid the rent and materially observed and performed the covenants on the part of the tenant and the conditions contained in the leases and/or licences under which the Properties are held; and
29.1	all such leases and/or licences are valid and in full force;
29.2	all licences, consents and approvals required from the landlords or any superior landlords under any leases and/or licences of the Properties have been obtained; and
29.3	the covenants on the part of the Company contained in such licences, consents and approvals have been duly performed and observed.
30.	There are no rent reviews under the leases of the Properties held by the Company currently in progress and none are due in the 12 months immediately following Completion.
31.	The Company is not for any reason anticipating the expenditure of any substantial sum of money in respect of the Properties.
32.	The Company has not elected to waive the VAT exemption pursuant to paragraph 2 of schedule 10 VATA, and is not otherwise bound by any election in respect of any part of any Property. No part of any Property is currently standard rated for VAT purposes because of any new building or incomplete or new civil engineering works on that Property within the meaning of group 1 of schedule 9 VATA.

schedule 8

Company Intellectual Property

Part 1 – Registered IPR

Registered trade marks

Mark	Number	Class(es)	Territory	Proprietor
Accupro	011247781	09, 40, 42	EC	The Company
Entellion	011247798	09, 40, 42	EC	The Company
Accutronics	011172137	09, 40, 42	EC	The Company
Intelligent Power Vault (#1)	UK00002575834	09	UK	The Company
Intelligent Power Vault (#2)	011253002	09, 40, 42	EC	The Company

Applications for registered trade marks

Mark	Number	Class(es)	Territory	Proprietor

Registered designs

Product/Design description	Number	Locarno class(es)	Territory	Proprietor
Lithium Iron Credit Card Battery	40231272	13-02-04, 13-02-17	UK	The Company
Intelligent Power Vault	002311787 0001 to 0008		EU	The Company
Lithium Iron Credit Card Battery	4021273	13-02-04, 13-02-07	UK	The Company
CMX Series of Batteries and Chargers	002837088 0001 to 0004	13-02	EC	The Company

Applications for registered designs

Product/Design description	Application number	Locarno class(es)	Territory	Proprietor

Granted patents

Title of invention	Patent number	Inventor	Territory	Proprietor

Pending patent applications

Title of invention	Patent application number	Inventor	Territory	Proprietor

Part 2 – Unregistered Company Intellectual Property

Product/ Articles	IP Route	Registration Status
8, 12 and 16 cell CMX series batteries and CX900 series chargers	EC Design	Ongoing
Intelligent Power Vault (including VR420)	USA Design	Ongoing
CC1150	EC Design	Ongoing

Part 3 – Intellectual Property Agreements

System	Version	Latest Version?	Renewal Date	Contract Length, Mths
Sage200 ERP/ SageCRM	2011SP7	N	Dec-15	12
Hosted Email	Exchange 2013	N	Jan-16	12
Internet/Firewall	n/a	Y	Dec-17	36
CAD Software	2016	Y	May-16	12
Altium	2016	Y	Oct-16	12
Office 365	n/a	Y	Feb-16	12
Time & Attendance	2014	Y	Feb-16	12
Sieki Scheduler	n/a	Y	May-15	12
SQL Database	n/a	Y	Feb-16	12
Windows Server	n/a	Y	Feb-16	12
MS Visio	n/a	Y	Feb-16	12
MS Project	n/a	Y	Feb-16	12
Symantec AV	Endpoint 12.1	Y	Dec-16	36
Symantec AV	Endpoint 12.1	Y	Jun-16	12
Backup	n/a	Y	Jan-17	16
Labview Developer	n/a	Y	Oct-16	12
GFI LanGuard	2015	Y	Nov-15	12
Sage Payroll	n/a	Y	Mar-16	12
Smoothwall Web Filter	n/a	Y	Dec-17	36
Virtual Hosting (Eng)	n/a	Y	n/a	1
Survey Hosting (CS)	n/a	Y	n/a	1
Website Hosting	n/a	Y	Mar-16	12

There is a prospective agreement re: Powervault registration dispute

Part 4 – Domain names

Domain name	Proprietor	Renewal date
Accutronics.com	Accutronics	17/01/2017
Accutronics.co.uk	Accutronics	19/08/2017
Accutronics.de	Accutronics	30/04/2017
Accutronics.fr	Accutronics	30/04/2017
Accutronics.info	Accutronics	11/04/2016
Entellion.co.uk	Accutronics	11/04/2017
Vr420.com	Accutronics	11/04/2016
Vr420.co.uk	Accutronics	11/04/2016
Vr420.info	Accutronics	11/04/2016
Creditcardbattery.com	Accutronics	11/04/2016
Creditcardbattery.co.uk	Accutronics	11/04/2016
Creditcardbattery.info	Accutronics	11/04/2016
Accupro.co.uk	Accutronics	11/04/2017
Ipv.uk.com	Accutronics	11/04/2016
Inspired-energy.eu	Accutronics
Inspiredenergy.eu	Accutronics
Smartbattery.co.uk	Accutronics	17/02/2018
Smart-batteries.co.uk	Accutronics	05/03/2017
Moltechpower.co.uk	Accutronics	11/02/2018
Batterytechnology.info	Accutronics	10/04/2016

schedule 9

Completion Accounts

Part 1 – Preparation and procedure

1.	Completion Accounts
1.1	The Completion Accounts shall consist of:
1.1.1	a Working Capital statement as at the Completion Accounts Date (the Working Capital Statement) which shall be prepared in the format shown in the Pro-Forma Working Capital Statement set out in part 3 of this schedule;
1.1.2	a Net Indebtedness statement as at the Completion Accounts Date (the Net Indebtedness Statement) which shall be prepared in the format shown in the Pro-Forma Net Indebtedness Statement set out in part 4 of this schedule; and
1.1.3	the appropriate supporting schedules to the Working Capital Statement and the Net Indebtedness Statement.
1.2	As regards any specific item or amount, including the application of accounting judgment and discretion, the Completion Accounts shall be prepared:
1.2.1	in accordance with the Specific Accounting Policies;
1.2.2	subject to that, in accordance with the Accounts Treatment;
1.2.3	subject to that, in accordance with Accounting Practice; and
1.2.4	taking into account any other adjustments as may be agreed in writing between the Buyer and the Sellers,

and, for the avoidance of doubt, paragraph 1.2.1 prevails over paragraphs 1.2.2 and 1.2.3, and paragraph 1.2.2 prevails over paragraph 1.2.3.

2.	Procedure
2.1	The Buyer shall use its reasonable endeavours to:
2.1.1	procure that the Buyer's Accountants prepare the Draft Completion Accounts as soon as reasonably practicable after Completion and, in any event, within 20 Business Days of Completion; and
2.1.2	deliver the Draft Completion Accounts to the Sellers' Representative within the period set out in paragraph 2.1.1.
2.2	The Buyer shall promptly give and shall procure that the Company shall promptly give such assistance and access to information as the Sellers’ Accountants may reasonably require in connection with the review of the Draft Completion Accounts for the purpose of reviewing the Draft Completion Accounts.
2.3	The Sellers shall procure that within 20 Business Days of the date of receipt of the Draft Completion Accounts by the Sellers (the Review Period), the Sellers' Accountants shall notify the Buyer's Accountants whether or not they agree with the Completion Accounts, and the Net Indebtedness and Working Capital shown in those accounts.
2.4	If the Sellers' Accountants notify the Buyer's Accountants that they agree the Draft Completion Accounts, or if the Sellers' Accountants fail to notify the Buyer's Accountants that they do not agree the Draft Completion Accounts within the Review Period, the Draft Completion Accounts shall constitute the Completion Accounts and shall immediately become final and binding on the Parties for the purposes of this Agreement.
2.5	If the Sellers' Accountants do not agree the Draft Completion Accounts they shall, within the Review Period, give notice (an Objection Notice) to the Buyer's Accountants of all adjustments which they consider are required to ensure the Draft Completion Accounts comply with this schedule. Any adjustments proposed in the Objection Notice shall (to the extent reasonably practicable) be quantified, explained and properly documented in the Objection Notice. No further adjustments to the Draft Completion Accounts may be proposed or made by or on behalf of the Buyer or the Sellers after service of an Objection Notice and, to the extent not disputed in the Objection Notice, the Draft Completion Accounts shall be final and binding on the Buyer and the Sellers.
2.6	Following service of an Objection Notice within the Review Period, the Parties shall use their reasonable endeavours to agree the adjustments proposed in the Objection Notice as soon as possible. If those adjustments are resolved between the Parties, the Draft Completion Accounts, adjusted as agreed between the Parties, shall constitute the Completion Accounts and shall become final and binding on the Buyer and the Sellers upon such matters being agreed in writing by the Buyer and the Seller.
2.7	If the Buyer and the Sellers are unable to agree on any of the adjustments proposed in the Objection Notice within 20 Business Days of the Objection Notice being served on the Buyer, the adjustments in the Objection Notice which are still disputed (the Disputed Adjustments) shall be referred, at the request of either party, to an independent chartered accountant (the Accountant) for final determination. For the avoidance of doubt, no other matters may be referred to the Accountant for determination.
2.8	The Buyer and the Sellers shall agree the identity of the Accountant and the terms of his engagement in writing. If the Buyer and the Sellers fail to agree on the identity of the Accountant or the terms of his engagement within 10 Business Days of either party serving details of a suggested Accountant on the other, the Accountant shall be nominated by and engaged on such terms as may be specified by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either party.
2.9	The Accountant shall be instructed to:
2.9.1	prepare a written decision and give notice of that decision to the Parties within a maximum of 2 months of the matter being referred to him;
2.9.2	determine which of, and to what extent (if at all), the Disputed Adjustments should be made to the Draft Completion Accounts in order to ensure that those accounts comply with this schedule and, for the avoidance of doubt, the Accountant shall not consider or propose any adjustments to the Draft Completion Accounts other than the Disputed Adjustments; and
2.9.3	certify the amount of the Working Capital and Net Indebtedness as at the Completion Date based on the Draft Completion Accounts adjusted in accordance with paragraph 2.9.2.
2.10	The Buyer and the Sellers shall supply the Accountant with any information which he may reasonably request in connection with his determination of the Disputed Adjustments. The Buyer and the Sellers shall be entitled to make written submissions to the Accountant in respect of the Disputed Adjustments provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Accountant shall give due weight to any such written submission which is received by the Accountant within such time limit as he may determine and have notified to the Parties.
2.11	The decision of the Accountant (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the Buyer and the Sellers, save in the event of fraud or manifest error. The costs of the Accountant in connection with his determination shall be borne as he directs (taking into account the conduct of the Parties and the merits of their respective arguments in relation to the reference made to him) or, in the absence of any such direction, by the Buyer and the Sellers in equal shares.
2.12	The Working Capital and Net Indebtedness shown in the Completion Accounts agreed or determined in accordance with this schedule shall be the Working Capital and the Net Indebtedness for the purposes of clause 4.

Part 2 – Specific accounting policies and procedures for the Completion Accounts

1.	The Completion Accounts shall be prepared as if the accounting period ending at the close of business on the Completion Accounts Date were a financial year end of the Company.
2.	The Completion Accounts shall be prepared on a going concern basis and no single item will be double-counted in any aspect of the calculation of the Working Capital and/or the Net Indebtedness.
3.	In preparing the Completion Accounts the following Specific Accounting Policies and adjustments shall be applied as provided for in accordance with part 1 of this schedule:
3.1	a provision of £185,000 plus insurance premium tax shall be made for the premium payable to Hunter George & Partners Limited in relation to the Buyer’s insurance policy relating to the Warranties and the Tax Covenant;
3.2	a provision of £143,351.00 shall be made for the outstanding liability due to <name redacted> pursuant to an agreement dated 8 January 2014 and made between <name redacted>, <name redacted> and the Company;
3.3	a provision of £100,000 shall be included for staff bonuses;
3.4	a provision for fees payable of £14,941.00 plus VAT, to Tufnol Composites Limited, a company that is connected to Mr P L Jackson;
3.5	a provision of £107,786.14 in respect of the dividend payable to Catapult Growth Fund Limited Partnership;
3.6	a provision relating to the payment of expenses and directors and monitoring fees to Catapult Growth Fund Limited Partnership and Intrinsic Equity Limited of £2,400 in the aggregate

Part 3 – Pro-Forma Working Capital Statement

The Working Capital Statement shall be in the format set out below.

Current Assets
Total Stock & WIP	[●]
Prepayments/Other Debtors	[●]
Trade Debtors	[●]
Vat	[●]
Total	[●]

Current Liabilities	([●])
Trade Creditors	([●])
Prepaid Creditors	([●])
Accruals/Other Creditors	([●])
Peter Jackson Adjustment	[●]
Other Taxes	([●])
Total	([●])

Net Working Capital	[●]

Part 4 – Pro-Forma Net Indebtedness Statement

The Net Indebtedness Statement shall be in the format set out below.

Cash	[●]
Less Debt Items:
ID Facility	([●])
Dividend Accrual	([●])
Peter Jackson	([●])
Other Loan Account	([●])
HP	([●])
Corporation Tax	([●])
WC adjustment	([●])
Total	[●]

Part 5 – Permitted Payments

·	Fees payable of £14,941.00 plus VAT, to Tufnol Composites Limited, a company that is connected to Mr P L Jackson
·	The payment of the sum of £185,000 plus insurance premium tax to Hunter George & Partners Limited in relation to the Buyer’s insurance policy relating to the Warranties and the Tax Covenant.
·	A dividend of £107,786.14 payable to Catapult Growth Fund Limited Partnership.
·	The payment of salary and expenses in the ordinary course to Robert Andrew Philipps and Michael Allen.
·	The payment of expenses and directors and monitoring fees to Catapult Growth Fund Limited Partnership and Intrinsic Equity Limited of £2,400 in the aggregate.

EXECUTED and DELIVERED as a DEED by ROBERT ANDREW PHILLIPS in the presence of:	) /s/ Robert Andrew Phillips ) )
Witness Signature Witness Name Address Occupation
EXECUTED and DELIVERED as a DEED by INTRINSIC EQUITY LIMITED acting by a director in the presence of:	) /s/ James Grenfell ) Director )
Witness Signature Witness Name Address Occupation
EXECUTED and DELIVERED as a DEED by MJF PENSION TRUSTEES LIMITED, as trustee of the Michael J Field SIPPS (P L Jackson a/c) in the presence of:	) /s/ Michael J. Field ) Director ) )
Witness Signature Witness Name Address Occupation

EXECUTED and DELIVERED as a DEED by PETER LINDSEY JACKSON, as trustee of the Michael J Field SIPPS (P L Jackson a/c) in the presence of:	) /s/ Peter Lindsey Jackson ) Director ) )
Witness Signature Witness Name Address Occupation
EXECUTED and DELIVERED as a DEED by MICHAEL ALLEN in the presence of:	) /s/ Michael Allen )
Witness Signature Witness Name Address Occupation
EXECUTED and DELIVERED as a DEED by CATAPULT GROWTH FUND LIMITED PARTNERSHIP acting by its manager CATAPULT VENTURE MANAGERS LIMITED acting by a director and a director/authorised signatory	) /s/ Duncan Cameron ) Director ) ) ) /s/ Edward Wass ) Director/Authorised signatory )

EXECUTED and DELIVERED as a DEED by ULTRALIFE UK LIMITED acting by a director in the presence of:	) /s/ Philip A. Fain ) Director )
Witness Signature Witness Name Address Occupation